United States

Securities and Exchange Commission

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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CABOT OIL & GAS CORPORATION

where we stand where we are going

2018

Proxy Statement

840 Gessner Road, Suite 1400, Houston, Texas 77024 | Wednesday, May 2, 2018, 8:00 a.m. (Central Time)

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Cabot Oil & Gas Corporation to be held on Wednesday, May 2, 2018, at 8:00 a.m., Central Time, in our offices, located at 840 Gessner Road, Suite 1400, Houston, Texas 77024.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement cover the formal business of the meeting. To better acquaint you with the directors, the Proxy Statement contains biographical information on each nominee for director. Directors and officers of the Company will be present at the meeting to respond to your questions.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Please complete, sign, date and return the enclosed proxy card in the postage- paid envelope provided, or if your proxy card or voting instructions form so indicates, vote electronically via the internet or telephone.

If you plan to attend the Annual Meeting, please bring a valid government-issued photo identification. If your shares are held in the name of a broker or other nominee, please bring with you a letter (and a legal proxy if you wish to vote your shares) from your broker or nominee confirming your ownership as of the record date.

Sincerely,

Dan O. Dinges
Chairman, President and Chief Executive Officer
March 22, 2018

Notice of Annual Meeting of Stockholders

May 2, 2018

8:00 a.m., Central Time,

840 Gessner Road, Suite 1400, Houston, Texas 77024

Purpose of the Meeting:

1.	To elect each of the eight persons named in the attached Proxy Statement to the Board of Directors of the Company for a one-year term.

2.	To ratify the appointment of the firm PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for its 2018 fiscal year.

3.	To approve, by non-binding advisory vote, the compensation of our named executive officers.

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Each of these items is fully described in the attached Proxy Statement, which is made a part of this Notice.

Record Date:

Only holders of record of our common stock on March 8, 2018 will be entitled to notice of and to vote at the Annual Meeting.

Voting Procedures:

Please vote your shares as promptly as possible, even if you plan to attend the Annual Meeting, by one of the following methods:

●	By internet, using the instructions on the proxy card or voting instruction form received from your broker or bank;

●	By telephone, using the instructions on the proxy card or voting instruction form received from your broker or bank (if available); or

●	By mail, by completing and returning the enclosed proxy card or voting instruction form in the postage-paid envelope provided.

You may also vote in person if you attend the Annual Meeting.

If you plan to attend the Annual Meeting: Registered stockholders will be asked to present a valid government- issued photo identification. If your shares are held in the name of your broker, bank or other nominee, you must bring to the meeting a valid government-issued photo identification and an account statement or letter (and a legal proxy if you wish to vote your shares) from the nominee indicating that you beneficially owned the shares on the record date for voting. For safety and security reasons, photography and audio or video recordings are prohibited and large bags, briefcases and packages may be subject to search.

March 22, 2018

By Order of the Board of Directors,

Deidre L. Shearer

Vice President and Corporate Secretary

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PROXY SUMMARY

This summary highlights information described in other parts of this Proxy Statement and does not contain all of the information you should consider in voting. Please read the entire Proxy Statement before voting. For more complete information regarding our 2017 financial and operating performance, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which accompanies this Proxy Statement.

Annual Meeting Information

Date and Time	Place
May 2, 2018	840 Gessner Road, Suite 1400
8:00 a.m. Central Time	Houston, Texas 77024
Record Date	Voting
March 8, 2018	Only holders of record of our common stock will be entitled to notice of
Shares Outstanding: 461,144,522	and to vote at the Annual Meeting.

Voting Methods

Method	Instruction
log onto www.proxyvote.com and use the instructions on the proxy card or voting instruction form received from your broker or bank;
By internet
dial 1.800.690.6903 and use the instructions on the proxy card or voting instruction form received from your broker or bank (if available); or
By telephone
complete and return the enclosed proxy card or voting instruction form in the postage-paid envelope provided.
By mail

Matters to be Voted on and Recommendation

Proposal	Matter	Board Vote Recommendation	Page Reference
1.	The election of the eight director candidates named herein.	FOR	12
2.	Ratification of the appointment of the firm PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for its 2018 fiscal year.	FOR	63
3.	The approval on an advisory basis of executive compensation.	FOR	63

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Director Nominees

BOARD HIGHLIGHTS

BOARD EVOLUTION

Maintaining continuity and building diversity of gender, skills and experience

NEW EXPERTISE
INCLUDING LEGAL,
WATER MANAGEMENT
AND PIPELINE

DAN O. DINGES	DOROTHY M. ABLES	RHYS J. BEST
Chairman, President and	Former Chief Administrative	Non-Executive Chairman
CEO of Cabot Oil & Gas	Officer of Spectra	of the Board of MRC
Corporation	Energy Corp.	Global Inc.
Age 64	Age 60	Age 71
Years Served 16	Years Served 2	Years Served 9

Other Public	Other Public	Other Public
Company Boards:	Company Boards:	Company Boards:
United States Steel	None	Trinity Industries, Inc.
Corporation		MRC Global Inc.
Commercial Metals
Company

ROBERT S. BOSWELL	AMANDA M. BROCK	ROBERT KELLEY
Chairman and CEO of	Chief Commercial Officer	Retired Chairman and
Laramie Energy, LLC	of Solaris Midstream	former President and CEO
Age 68	Age 57	of Noble Affiliates, Inc.
Years Served 2	Years Served <1	(now Noble Energy Inc.)
Age 72
Other Public Company	Other Public	Years Served 14
Boards: Enerflex Ltd.	Company Boards:
(Canadian)	None	Other Public
Company Boards:
OGE Energy Corporation

W. MATT RALLS	MARCUS A. WATTS
Former Chairman, CEO	President of
and President of	The Friedkin Group
Rowan Companies plc	Age 59
Age 68	Years Served <1
Years Served 6
Other Public
Other Public	Company Boards:
Company Boards:	Service Corporation
Superior Energy	International
Services, Inc.
NCS Multistage

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Governance Highlights
● Women hold 25% of Board seats	● Mandatory director retirement at age 73
● Average director tenure is 6 years	● Separate Board committee devoted entirely to safety and environmental matters
● Proxy access for stockholders	● Board oversight of all political contributions and website disclosures of amounts contributed
● Rigorous stock ownership guidelines for all executive officers and directors	● Annual Board and committee self-assessments
● Annual election of directors and majority voting	● Director orientation and continuing education
● Our CEO is the only non-independent director	● Stockholders may act by written consent
● An independent lead director chairs executive sessions of independent directors at each regular Board meeting	● No poison pill

2017 Financial and Operational Highlights

The oil and gas industry in 2017 experienced some strengthening of oil and natural gas prices, improving the financial results for the industry and for Cabot. With that improvement, however, came a strong message from the investment community for our industry to be disciplined by not focusing on growth to the detriment of financial returns and to return some value directly to shareholders. To meet these objectives and provide a sustainable return of capital to shareholders, we believe companies should focus on generating free cash flow, which Cabot has done in each of the last two years. Cabot generated with free cash flow of $155 million in 2017 and $57 million in 2016.(1)

Other accomplishments during 2017 include:

●	Growing production by 9.3% to a record 685 Bcfe and increasing total proved reserves to a record 9.7 Tcfe, up 13% even after selling 329 Bcfe of non-strategic assets.

●	Achieving a new all-time low all-in finding cost for the 2017 investment program of $0.35 per Mcfe and a new 20-year low in unit costs, which averaged $2.02 per Mcfe.

●	Repurchasing slightly over five million shares ($123.7 million) of our common stock during the year, further improving our growth metrics on a per share basis.

●	Tripling our quarterly dividend between January 2017 and January 2018 from $0.02 to $0.06 per share.

Cabot’s strategy has been consistent for several years: to manage our balance sheet by investing each year within our cash flow and supplementing any funding needs with non-core asset sales. This strategy has served us well and continues to be our focus moving forward. With the Company’s recent and projected free cash flow, we have reaffirmed our continued focus on returning a portion of our free cash flow to shareholders each year through a combination of increased dividends and opportunistic stock repurchases.

(1)	Free cash flow is not a measure calculated in accordance with generally accepted accounting principles (GAAP). Please see Appendix A for additional information.

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As indicated below, during a five-year period, our total shareholder return (“TSR”) outpaced an index of our compensation peer group.

5-YEAR TSR

*Antero Resources Corp., Chesapeake Energy Corp., Cimarex Energy Company, Concho Resources Inc., Continental Resources Inc., Devon Energy Corp., Encana Corp., EQT Corp., Marathon Oil Corp., Murphy Oil Corp., Newfield Exploration Company, Noble Energy Inc., Pioneer Natural Resources Company, QEP Resources Inc., Range Resources Corp., Southwestern Energy Company.

Link to our long-term incentive program
● Due to our sixth-place ranking among our peer group over the period from 2015 through 2017, performance shares granted to our executives in 2015 with vesting contingent upon our relative three-year TSR, vested at 140% of target.

Executive Compensation Highlights

What we do:	What we don’t do:
Emphasis on long-term, performance-based equity compensation (p.31)	No hedging or pledging of company stock by executive officers or directors
Short-term incentive compensation based on disclosed performance metrics (with payout caps) (p.38)	No excise tax gross-ups for executive officers appointed after 2010
Substantial stock ownership and retention requirements for executive officers and directors (p.44)	No vesting of equity awards after retirement if competing with company
Provide for “double trigger” cash payouts in change-of-control agreements (p.54)	No re-pricing or discounting of options or SARS
Clawback policy (p.43)	No performance metrics that would encourage excessive risk-taking
Hold annual advisory “say-on-pay” vote (p.63)	No dividend equivalents paid to executive officers on unvested equity awards until vested
Use an independent compensation consultant (p.36)

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PROPOSAL 1 ELECTION OF DIRECTORS

The size of our Board of Directors (the “Board of Directors” or “Board”) is currently set at eight members, each of whose term expires in 2018. The Board of Directors has nominated eight directors to be elected at the 2018 Annual Meeting. Each of the nominees is currently a director and has been nominated to hold office until the expiration of his or her term in 2019 and until his or her successor shall have been elected and shall have qualified. The business experience of each nominee as well as the qualifications that led our Board to select each nominee for election to the Board is discussed below.

The Board believes that the combination of the various qualifications, skills and experiences of the 2018 director nominees would contribute to an effective and well-functioning Board. Whether nominated by a shareholder or through the activities of the Committee, the Corporate Governance and Nominations (“CGN”) Committee seeks to select candidates who have:

●	personal and professional integrity;

●	a record of achievement, and a position of leadership in his/her field with the interest and intellect to be able to address energy industry challenges and opportunities;

●	the ability to think strategically and the insight to assist management in placing the Company in a competitive position within the industry; and

●	the time to attend Board meetings and the commitment to devote any reasonable required additional time to deal with Company business.

The Board and the CGN Committee believe that, individually and as a whole, the Board possesses the necessary qualifications, varied tenure and independence to provide effective oversight of the business and quality advice and counsel to the Company’s management.

The persons named in the enclosed form of proxy intend to vote such proxies FOR the election of each of the nominees for terms of one year. If any one of the nominees is not available at the time of the Annual Meeting to serve, proxies received will be voted for substitute nominees to be designated by the Board of Directors or, in the event no such designation is made by the Board, proxies will be voted for a lesser number of nominees. In no event will the proxies be voted for more than the number of nominees set forth above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

Certain Information Regarding Nominees

Set forth below, as of March 1, 2018, for each nominee for election as a director of the Company, is biographical information and information regarding the business experience, qualifications and skills of each director nominee that led the Board to conclude that the director nominee is qualified to serve on our Board. Mr. Dinges, Chairman, President and Chief Executive Officer, is the only employee or former employee of the Company on the Board of Directors.

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Dorothy M. Ables

Age: 60
Director Since: 2015
Committee Memberships: Audit, Compensation
Business Experience:

● Spectra Energy Corp
- Chief Administrative Officer
– November 2008 to February 2017
- Vice President, Audit Services and Chief Ethics & Compliance Officer
– 2007 to November 2008

● Duke Energy Corporation
- Vice President, Audit Services
– 2004 to 2006

● Duke Energy Gas Transmission
- Senior Vice President and Chief Financial Officer
– 1998 to 2004

Other Directorships:

● Spectra Energy Partners GP, LLC
- 2013 to February 2017

Key Skills, Attributes and Qualifications:

Ms. Ables brings a depth of experience in the natural gas transportation and marketing aspects of our industry, having served in positions of leadership with Spectra Energy Corp and its predecessor companies for over 30 years, as well as extensive financial expertise to our Board. The Board considered Ms. Ables’ extensive experience in the pipeline, processing and midstream business as adding value to our stockholders at a time in our business when transportation is crucial to our strategy. Ms. Ables’ financial expertise acquired through serving as Chief Financial Officer of Duke Energy Gas Transmission and later as Vice President of Audit Services of both Spectra Energy Corp and Duke Energy was also a key attribute leading to her appointment. Most recently, Ms. Ables has gained executive experience as the Chief Administrative Officer of Spectra Energy Corp, from 2008 until her February 2017 retirement effective upon Spectra’s merger with Enbridge Inc. While serving in that role, Ms. Ables had responsibility for human resources, information technology, community relations and support services. Ms. Ables has prior governance experience gained from service on the Board of Directors for Spectra Energy Corp’s publicly traded master limited partnership, Spectra Energy Partners, LP, and has served on the Board of Directors of BJ Services, Inc. since July 2017. Ms. Ables is also very active in community and charitable endeavors, including serving on the Board of Trustees of United Way of Greater Houston from 2008 to April 2016. This diversity of background and leadership experience make her a valuable contributor to our Board and to the Audit and Compensation Committees of our Board.

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Rhys J. Best

Age: 71
Director Since: 2008
Committee Memberships: Compensation (Chairman), Corporate Governance and Nominations

Business Experience:

● MRC Global Inc.
- Non-Executive Chairman of the Board
– April 2016 to present

● Austin Industries, Inc.
- Non-Executive Chairman of the Board
– 2012 to 2017

● Crosstex Energy L.P.
- Chairman of the Board (non-executive)
– 2009 to March 2014

Other Directorships:

● Trinity Industries, Inc.
– 2005 to present

● MRC Global Inc.
– 2008 to present

● Commercial Metals Company
– 2010 to present

● Crosstex Energy L.P.
– 2004 to March 2014

Key Skills, Attributes and Qualifications:

Mr. Best brings decades of significant management, leadership, transactional and financial experience to our Board. Mr. Best currently serves as Non-Executive Chairman of the Board of MRC Global Inc., the largest global distributor, based on sales, of pipe, valves and fittings and related products and services to the energy industry. Prior to his appointment to this position with MRC Global in 2016, Mr. Best served as Non-Executive Chairman of the Board of Crosstex Energy L.P., a large publicly traded midstream company, from 2009 through its combination with the midstream assets of Devon Energy Corporation in 2014 to create EnLink Midstream Partners, LP, one of the largest midstream companies in the United States. This tremendous experience enables him to provide valuable insights into the transportation aspects of our business and enhances the overall strategic oversight capabilities of our Board. Mr. Best’s distinguished career includes serving as Chairman and CEO of Lone Star Technologies, Inc., a former publicly traded company servicing the oil and natural gas industry, and holding positions of leadership in the banking industry. In addition to his considerable management and financial expertise, Mr. Best brings to bear an extensive corporate governance background from his current and former service on public company boards and as Immediate Past Chairman of the Board of the National Association of Corporate Directors, North Texas Chapter. This diverse experience enables Mr. Best to bring unique and valuable perspectives to the Board and makes him particularly qualified to serve as the Chairman of the Compensation Committee and a member of the Corporate Governance and Nominations Committee of the Board.

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Robert S. Boswell

Age: 68
Director Since: 2015
Committee Memberships: Audit, Corporate Governance and Nominations, Safety and Environmental Affairs (Chairman)

Business Experience:

● Laramie Energy LLC
- Chairman of the Board and Chief Executive Officer
– 2007 to present

● Laramie Energy I, LLC
- Chairman of the Board and Chief Executive Officer
– 2004 to 2007

● Forest Oil Corporation
- Chairman of the Board and Chief Executive Officer
– 1989 to 2003

Other Directorships:

● Enerflex Ltd.
- June 2011 to present

Key Skills, Attributes and Qualifications:

Mr. Boswell has management and operating experience as an executive in the upstream industry and brings an extensive technical understanding of the development of oil and gas reserves, as well as financial expertise to our Board. Mr. Boswell’s distinguished career includes serving as Chairman and Chief Executive Officer of exploration and production companies for over 28 years, including overseeing the turnaround of Forest Oil Corporation, a mid-sized public exploration and production company, and the sale of Laramie Energy I, a private company which he founded, for over $1 billion. Throughout his career, Mr. Boswell has successfully led a number of upstream companies through the life cycle of capital-raising: growing reserves, production and profitability through both acquisitions and development of existing properties, and sale or merger and acquisition transactions. His most recent success with private companies Laramie Energy I and his current venture, Laramie Energy LLC, operating in the Piceance Basin, has provided him with tremendous experience in unconventional resource plays, which is relevant to the Company’s operations in both the Marcellus Shale and the Eagle Ford Shale. He also brings extensive financial expertise gained through both acting as Chief Financial Officer of public and private companies and supervising them as Chief Executive Officer. Mr. Boswell is currently serving as a director of Enerflex Ltd., a Canadian public company that manufactures and sells natural gas transmission and process equipment worldwide. Mr. Boswell’s management, technical and financial expertise are a tremendous asset to our Board and the committees on which he serves.

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Amanda M. Brock

Age: 57
Director Since: 2017
Committee Memberships: Audit, Safety and Environmental Affairs

Business Experience:

● Solaris Midstream
- Chief Commercial Officer
– 2017 to present

● Water Standard
- Chief Executive Officer
– 2009 to 2017

● Azurix
- Executive Director and President, Americas
– 1999 to 2000

Other Directorships:

● none

Key Skills, Attributes and Qualifications:

Ms. Brock was appointed in August 2017, adding to our Board her diverse experience and background, which she gained from her distinguished career building and managing global infrastructure businesses in the oil and gas, water and power industries. Ms. Brock is currently an investor and the Chief Commercial Officer of Solaris Midstream, a private, growth-oriented midstream company that owns, operates and designs crucial water midstream assets across key unconventional U.S. basins. Ms. Brock joined Solaris in 2017 as the Senior Commercial Advisor and assumed her current position in February 2018. Prior to that, Ms. Brock served as Chief Executive Officer of Water Standard, a water treatment company focused on water-based enhanced oil recovery, recycling and reuse of water and produced water treatment from 2009, and she remains as a strategic advisor and board member. Prior to her appointment at Water Standard, Ms. Brock served as Executive Director and President, Americas, of Azurix, a global water treatment and services company and subsidiary of Enron Corp., from 1999 to 2002, and for Enron Corp. in various other capacities from 1991, including President of a division responsible for the management of power plants, related assets and joint ventures worldwide. Her expertise and depth of knowledge in the water management aspects of the oil and gas industry, as well as her global perspective, executive management and financial expertise, were considered by our Board as key attributes leading to her appointment. Ms. Brock has received numerous professional awards throughout her career, including recently being named one of the top 25 people globally in water and wastewater in 2016 by Water and Wastewater International, being named as a Houston Business Journal honoree for Women in Energy in 2016, and most recently being inducted into the 2017 Greater Houston Women’s Hall of Fame. Ms. Brock obtained her law degree from Louisiana State University, where she was a member of the Law Review, after completing her undergraduate studies in South Africa.

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Dan O. Dinges

Age: 64
Director Since: 2001
Committee Memberships: Executive
Position: Chairman, President and Chief Executive Officer

Business Experience:

● Cabot Oil & Gas Corporation
- Chairman, President and Chief Executive Officer
– May 2002 to present

Other Directorships:

● United States Steel Corporation
– April 2010 to present

Key Skills, Attributes and Qualifications:

Mr. Dinges brings to the Board over 34 years of executive management experience in the oil and gas exploration and production business, and as our Chief Executive Officer for the last 16 years, a deep knowledge of our business, operations, culture and long-term strategy and goals. Mr. Dinges joined the Company in September 2001, after a successful 20 year career in various management positions with the predecessor to Noble Energy, Inc., and has overseen an era of tremendous growth for the Company. His steadfast leadership as Chairman of the Board provides the Board with extensive institutional knowledge and continuity, as well creating a vital link between management and the Board. Mr. Dinges also possesses a diversity of corporate governance experience gained from service on the Board of United States Steel Corporation and several charitable and industry organizations, including American Petroleum Institute since 2017, American Exploration Production Council since 2002, Spitzer Industries, Inc. (private company) since 2006, and Houston Methodist Hospital Research Institute since 2014.

Robert Kelley

Age: 72
Director Since: 2003
Committee Memberships: Audit (Chairman), Executive (Chairman), Corporate Governance and Nominations

Position: Lead Director

Business Experience:

● Kellco Investments, Inc. (private investment company)
- President
– April 2001 to present

● Noble Affiliates, Inc. (now Noble Energy Inc.)
- Chairman of the Board
– 1992 to April 2001
- President and CEO
– 1986 to October 2000

Other Directorships:

● OGE Energy Corporation
– 1996 – July 2016

Key Skills, Attributes and Qualifications:

Mr. Kelley’s extensive experience in the financial, accounting and executive management of public energy companies, as well as corporate governance experience as a director of several public energy companies, makes him particularly valuable as a member of our Board and as our Audit Committee Chairman for the past nine years. Mr. Kelley’s experience as President and CEO and later Chairman of the Board of Noble Energy Inc. provides him with valuable operational, leadership and management experience. Mr. Kelley’s accounting and finance background gained while serving industry clients as a CPA for a national public accounting firm and while serving in positions of senior leadership in accounting and finance roles at a predecessor to Noble Energy Inc. also brings vital financial expertise to our Audit Committee. Mr. Kelley’s 15 years of service to our Board provides a continuity of leadership and an understanding of our business and strategy that is crucial to the effective functioning of our Board. This depth of experience with Cabot is especially valuable in his role as our Lead Director.

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W. Matt Ralls

Age: 68
Director Since: 2011
Committee Memberships: Compensation, Corporate Governance and Nominations (Chairman), Executive

Business Experience:
● Rowan Companies plc
- Executive Chairman
– 2014 to April 2016
- Chief Executive Officer
– 2013 to April 2014
- President and Chief Executive Officer
– 2009 to 2013

Other Directorships:

● Rowan Companies plc
– 2009 to April 2016

● Superior Energy Services, Inc.
– 2012 to present

● NCS Multistage
– April 2017 to present

Key Skills, Attributes and Qualifications:

Mr. Ralls’ diverse operational, financial and executive management experience in various roles in the oil and gas industry, including most recently within the drilling segment of the industry, provides the Board with a wealth of expertise from which to draw. Mr. Ralls’ recent service as President and Chief Executive Officer of Rowan Companies plc, and his combined fifteen years’ executive management experience at Rowan Companies plc and GlobalSanteFe Corporation, both international contract drilling companies, provides valuable management and financial expertise and insight into an aspect of our business that represents a significant portion of our capital expenditure budget. Prior to his drilling industry experience, Mr. Ralls served as Executive Vice President of a public upstream oil and gas company, which gave him a thorough understanding of our core business. In his service to the Board, Mr. Ralls is also able to draw from his 17 years of experience in various banking management positions with three large Texas-based commercial lenders to the energy industry. Mr. Ralls’ extensive public company board experience makes him an invaluable member of the Corporate Governance and Nominations Committee and Chairman since 2015. His effectiveness chairing such committee is enhanced by his positions of leadership on the boards of several industry trade associations, including the International Association of Drilling Contractors and the American Petroleum Institute.

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Marcus A. Watts

Age: 59
Director Since: 2017
Committee Memberships: Compensation, Safety and Environmental Affairs

Business Experience:
● The Friedkin Group
- President – 2011 to present

● Locke Lord LLP – 1984 to 2010
- Managing Partner, Houston
- Vice-Chairman (Executive Committee)

Other Directorships:

● Service Corporation International
- 2012 to present

Key Skills, Attributes and Qualifications:

Mr. Watts joined our Board in August 2017, adding a wealth of legal, transactional and management expertise from both the oil and gas industry and other industries to our Board. Mr. Watts has served as President of The Friedkin Group, an umbrella company overseeing various business interests that are principally automotive-related, since 2011, after over 26 years of legal experience with the international law firm of Locke Lord LLP. In his prior experience with Locke Lord LLP, Mr. Watts focused on corporate and securities law, governance and related matters and served as the Managing Partner of the Houston, Texas office and Vice-Chairman of the firm-wide Executive Committee. Mr. Watts’ combination of legal and management talent is unique on our Board and he offers a fresh perspective from an industry other than our own, as well as years of experience representing oil and gas companies in his private law practice. This industry experience, as well as his legal and regulatory background, is particularly valuable to our Compensation and Safety and Environmental Affairs Committees of the Board, on which he serves. Mr. Watts served as a director of Complete Production Services until its merger with Superior Energy Services in 2012 and currently serves on the Board of Directors of Service Corporation International. He has also served on the boards of the Federal Reserve Bank of Dallas-Houston Branch since 2014 and the Greater Houston Partnership since 2012 and is currently serving as Chairman of both of those organizations. Mr. Watts holds a law degree from Harvard Law School and a B.S. degree in Mechanical Engineering from Texas A&M University.

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SECURITY OWNERSHIP

Principal Stockholders

The following table reports beneficial ownership of the Company’s common stock (“Common Stock”) by holders of more than five percent of the Company’s Common Stock. Unless otherwise noted, all ownership information is based upon filings made by such persons with the Securities and Exchange Commission (“SEC”).

Name and Address of Beneficial Owner	Number of Shares of Common Stock Owned	Percent of Class
The Vanguard Group	51,157,229(1)	11.06%
Capital World Investors	39,053,900(2)	8.40%
Sanders Capital, LLC	32,092,630(3)	6.94%
FMR LLC	32,053,252(4)	6.93%
BlackRock, Inc.	31,949,497(5)	6.90%
State Street Corporation	25,332,365(6)	5.48%

(1)	According to Amendment No. 8 to a Schedule 13G, dated February 7, 2018, filed with the SEC by The Vanguard Group (100 Vanguard Blvd., Malvern, PA 19355), it has sole voting power over 653,649 of these shares, shared voting power over 123,610 of these shares, shared dispositive power over 777,575 of these shares and sole dispositive power over 50,383,654 of these shares.

(2)	According to a Schedule 13G, dated February 8, 2018, filed with the SEC by Capital World Investors (333 South Hope Street, Los Angeles, CA 90071), it has sole voting power and sole dispositive power over all 39,053,900 shares.

(3)	According to a Schedule 13G, dated February 6, 2018, filed with the SEC by Sanders Capital, LLC (390 Park Avenue, 17th Floor, New York, NY 10022), it has sole voting power over 11,296,111 of these shares and sole dispositive power over all 32,092,630 shares.

(4)	According to a Schedule 13G, dated February 13, 2018, filed with the SEC by FMR LLC, (245 Summer Street, Boston, MA 02210), it has sole voting power of 2,287,227 of these shares and sole dispositive power over all 32,053,252 shares.

(5)	According to Amendment No. 8 to a Schedule 13G, dated January 24, 2018, filed with the SEC by BlackRock, Inc. (55 East 52nd Street, New York, NY 10055), it has sole voting power over 27,867,802 shares and sole dispositive power over all 31,949,497 of these shares.

(6)	According to Schedule 13G, dated February 14, 2018, filed with the SEC by State Street Corporation (One Lincoln Street, Boston, MA 02111), it has shared voting power and shared dispositive power over all 25,332,365 of these shares.

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Directors and Executive Officers

The following table reports, as of February 1, 2018, beneficial ownership of Common Stock by each director and nominee for director, by each named executive officer listed in the “Summary Compensation Table” below and by all directors, nominees and executive officers as a group. Unless otherwise indicated, the persons below have sole voting and investment power with respect to the shares of Common Stock showed as beneficially owned by them.

Name of Beneficial Owner	Number of Outstanding Shares of Common Stock Held		Number of Shares of Common Stock Beneficially Owned		Percent of Class
Dorothy M. Ables	5,000	(1)	29,488	(1)(2)		*
Rhys J. Best	15,000		121,260	(2)		*
Robert S. Boswell	5,000		26,919	(2)		*
Amanda M. Brock	0		3,100	(2)		*
Robert Kelley	439,652		620,496	(2)		*
W. Matt Ralls	0		69,952	(2)		*
Marcus A. Watts	0		3,100	(2)		*
Dan O. Dinges	3,712,658	(6)	3,822,269	(3)(4)(6)		*
Scott C. Schroeder	1,415,956	(7)	1,466,409	(4)(7)		*
Jeffrey W. Hutton	626,991		639,856	(4)(5)		*
Phillip L. Stalnaker	248,318		271,422	(3)(4)(5)		*
Steven W. Lindeman	156,442		175,889	(3)(4)(5)		*
All directors, nominees and executive officers as a group (18 individuals)			7,584,118	(1)(2)(3)(4)(5)(6)(7)	1.6	%(8)

*	Represents less than 1% of the outstanding Common Stock.

(1)	Includes 5,000 shares held by an immediate family member, with respect to which Ms. Ables has shared voting and investment power.

(2)	Includes the following restricted stock units held as of February 1, 2018, as to which the restrictions lapse upon the holders’ retirement from the Board of Directors: Ms. Ables, 24,488; Mr. Best, 106,260; Mr. Boswell, 21,919; Ms. Brock 3,100; Mr. Kelley, 180,844; Mr. Ralls, 69,952; and Mr. Watts, 3,100 and all directors, nominees and executive officers as a group, 409,663. No executive officers hold restricted stock units.

(3)	Includes the following stock appreciation rights that are exercisable on or before April 1, 2018: Mr. Stalnaker, 10,492; Mr. Lindeman, 8,278; Mr. Cunningham, 14,690 and all directors, nominees and executive officers as a group, 47,800. No directors or nominees hold stock appreciation rights. The SARs were granted prior to 2014 and vest ratably over a three-year period after grant and have a seven year term. For more information on the SARs, see footnote 1 to the “Outstanding Equity Awards at Fiscal Year-End 2017” table below.

(4)	Includes the following shares awarded pursuant to the hybrid performance share awards granted in 2015, 2016 and 2017 that vested in February 2018, as a result of 2017 operating results meeting the performance criteria established on the date of grant: Mr. Dinges, 109,611; Mr. Schroeder, 50,453; Mr. Hutton, 12,867; Mr. Stalnaker, 12,612; Mr. Lindeman, 11,169; and all directors, nominees and executive officers as a group, 233,686. No directors or director nominees hold hybrid performance shares. For more information on the hybrid performance shares see “Long-Term Incentives” in the “Compensation Discussion and Analysis” below.

(5)	Includes the following shares held in the Company’s Savings Investment Plan as of December 31, 2017 as to which the reporting person shares voting power with the trustee of the plan: Mr. Hutton, 6,830; Mr. Lindeman, 24,134; Mr. Stalnaker, 16,610; and all directors, nominees and executive officers as a group, 80,098.

(6)	Includes 890,904 shares held in trust for the benefit of an immediate family member, with respect to which Mr. Dinges has shared voting and investment power.

(7)	Includes 7,247 shares held by an immediate family member, with respect to which Mr. Schroeder has shared voting and investment power.

(8)	There were 460,786,236 shares outstanding on February 1, 2018.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file initial reports of ownership and reports of changes in ownership of Company Common Stock with the SEC and, pursuant to rules promulgated under Section 16(a), such individuals are required to furnish the Company with copies of Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to the Company, and written representations that those reports accurately reflect all reportable transactions and holdings, all reports required by Section 16(a) were filed in 2017.

CORPORATE GOVERNANCE MATTERS

Board of Directors Independence

The Company’s Corporate Governance Guidelines require that at least a majority of the Company’s directors be independent under the New York Stock Exchange (“NYSE”) listing standards and all other applicable legal requirements. Additionally, all members of the Audit Committee, Compensation Committee and Corporate Governance and Nominations Committee are required to be independent. The NYSE listing standards include objective tests that can disqualify a director from being treated as independent, as well as a subjective element, under which the Board must affirmatively determine that each independent director has no material relationship with the Company or management. In making its independence determinations, the Board considered all material relationships with each director, and all transactions since the start of 2015 between the Company and each director nominee, members of their immediate families or entities associated with them.

The Board has adopted categorical standards to assist it in making independence determinations. A relationship falls within these categorical standards if it:

●	Is a type of relationship addressed in Section 303A.02 (b) of the NYSE Listed Company Manual, but under those rules does not preclude a determination of independence;

●	Is a type of relationship or transaction addressed in Item 404 of Regulation S-K, but under that regulation does not require disclosure; or

●	Consists of charitable contributions by the Company to an organization where a director is an executive officer which do not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years.

The Board of Directors has determined that each director’s relationship with the Company, with the exception of Mr. Dinges, the Chairman, President and Chief Executive Officer (“CEO”), falls within the categorical standards and that all directors, with the exception of Mr. Dinges, are independent. In making its subjective determination that each nonemployee director is independent, the Board reviewed and discussed additional information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and the Company’s management. The Board considered the transactions in the context of the NYSE’s objective listing standards, the categorical standards noted above, the additional standards established for members of audit committees, and the SEC, U.S. Internal Revenue Service and NYSE standards for compensation committee members. Some members of the Company’s Board also serve as directors of other entities with which the Company does business. Each of these relationships is reviewed by the Board, which examines the amount of business done by the Company and the other entities and the gross revenue for each of the other entities. This review is for each of the last three fiscal years for which financial data is available.

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This review applied to Ms. Ables and Messrs. Best and Ralls. Based on all the foregoing, the Board made a subjective determination that, because of the nature of the transaction, the director’s relationship with the other entity and/or the amount involved, no relationships exist that, in the opinion of the Board, would impair the director’s independence. Further, the Board of Directors has determined that all members of the Audit Committee, Compensation Committee and Corporate Governance and Nominations Committee are independent.

Director Nominations and Qualifications

Under its charter, the CGN Committee seeks out and evaluates qualified candidates to serve as Board members as necessary to fill vacancies or the additional needs of the Board, and considers candidates recommended by shareholders and management of the Company. The CGN Committee identifies nominees through a number of methods, which may include retention of professional executive search firms, use of publicly available director databases or referral services and recommendations made by incumbent directors. A resume is reviewed and, if merited, an interview follows. Any shareholder desiring to propose a nominee to the Board of Directors should submit such proposed nominee for consideration by the CGN Committee, including the proposed nominee’s qualifications, to: Corporate Secretary, Cabot Oil & Gas Corporation, 840 Gessner Road, Suite 1400, Houston, Texas 77024. Shareholders who meet certain requirements specified in our bylaws may also nominate candidates for inclusion in our proxy materials for an annual meeting as described in “General Information.” There are no differences in the manner in which the CGN Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder or the incumbent directors.

Whether nominated by a shareholder or through the activities of the Committee, the CGN Committee seeks to select candidates who have personal and professional integrity, who have demonstrated exceptional ability and judgment and who will be most effective, in conjunction with the other nominees and Board members, in collectively serving the long-term interests of the Company and its shareholders. The CGN Committee’s assessment of candidates will include, but not be limited to, considerations of character, judgment, diversity, age, expertise, industry experience, independence, other board commitments and the ability and willingness to devote the time and effort necessary to be an effective board member. The CGN Committee has adopted minimum criteria for Board membership that include (i) a strong commitment to his/her fiduciary responsibilities to the Company’s shareholders, with no actual or perceived conflict of interest that would interfere with his/her responsibilities to or relationships with the Company’s shareholders, employees, suppliers, and customers; (ii) the ability to think strategically and the insight to assist management in placing the Company in a competitive position within the industry; (iii) a record of achievement, and a position of leadership in his/her field, with the interest and intellect to be able to address energy industry challenges and opportunities; and (iv) the time to attend Board meetings and the commitment to devote any reasonable required additional time to deal with Company business.

Board of Directors Diversity

The Board of Directors encourages a diversity of backgrounds, including with respect to race, gender and national origin, among its members. The Board considers candidates with significant direct or indirect energy industry experience that will provide the Board as a whole the talents, skills, diversity and expertise to serve the long-term interests of the Company and its shareholders. For more information on specific minimum qualifications that the CGN Committee has established for board candidates, see “Director Nominations and Qualifications” above.

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Board of Directors Orientation and Continuing Education

Each new director appointed to fill a vacancy or elected at the annual meeting of stockholders undergoes an orientation program immediately upon joining the Board. The program adopted by the Company includes in-person meetings with the Chairman and CEO and other key officers to discuss Company business and strategy, review of a comprehensive director handbook that encompasses all Board policies and procedures and corporate documents, access to the Board’s portal containing all past board meeting materials and a briefing by the Corporate Secretary as to the legal requirements and obligations of Board membership. New directors will typically attend all Board committee meetings for at least the first year of membership, to familiarize them with the areas of responsibility of each committee.

All of our directors are encouraged to pursue continuing education opportunities for directors of public companies, generally, and the Company will reimburse directors for reasonable expenses incurred in connection with one such continuing education program each year.

Board of Directors Leadership Structure

Mr. Dinges serves as the Chairman of the Board, President and Chief Executive Officer of the Company. We believe that our Board of Directors is best served by combining the roles of Chairman and CEO and that Mr. Dinges is highly qualified to serve in this role.

The Chairman and CEO is responsible to the Board for the overall management and functioning of the Company. The Chairman is joined in the leadership of the Board by our Lead Director, who is nominated by the CGN Committee and elected by the non-management directors. Mr. Kelley has served as the Lead Director since February 2015. Mr. Kelley has significant board experience and has served on the Company’s Board since 2003 and on other public company boards, as well as serving as the Company’s Audit Committee Chairman since 2008. Mr. Kelley performs an important role in the leadership of the Board by presiding at executive sessions of the non-management directors, which are held at each regular Board meeting, and setting the agenda for these sessions. In 2017, Mr. Kelley served as the representative of the Board of Directors for direct shareholder engagement. Mr. Kelley also serves as a mentor to Mr. Dinges and as a liaison between Mr. Dinges and the other independent directors. Mr. Kelley’s longevity on the Board enhances this leadership role and provides for continuity among the nonemployee directors.

In addition to the Lead Director, our Corporate Governance Guidelines also contain strong checks and balances regarding the combined role of CEO and Chairman. Those provisions include the inability of the CEO to serve on any committees of the Board other than the Executive Committee, as only non-management directors may do so, and the requirement that a substantial majority of the directors be independent, as discussed above under “Board of Directors Independence.” All of our directors, other than Mr. Dinges, are independent.

Our Board of Directors has determined that its current leadership structure is appropriate. The Board believes that Mr. Dinges, acting in his capacity as CEO of the Company, is well positioned to facilitate communications with the Board of Directors about our business. Mr. Dinges has served in this capacity since May 2002, during which time the Company’s business has undergone signification changes. None of the returning independent directors was serving at that time, so Mr. Dinges provides continuity and historical perspective to the Board. Under Mr. Dinges’ leadership, the Company has grown from a market capitalization of approximately $800.0 million with operations in onshore Texas and Louisiana Gulf Coast, the Rocky Mountains, the Anadarko Basin and Appalachia to a $13.4 billion market capitalization company as of December 31, 2017, with most of its reserves in the Marcellus Shale area in northeast Pennsylvania. Mr. Dinges has the full confidence of the Board. For all these reasons, the Board has determined that the most appropriate form of leadership for the Board of Directors currently is for the CEO, who is responsible for the day-to-day operations of the Company, to serve as Chairman, with strong and independent oversight by the Lead Director and the other non-management directors.

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Board of Directors Oversight of Risk

The Board of Directors considers risk oversight to be an integral part of its role, and discussions regarding risks faced by the Company are part of its meetings and deliberations throughout the year. Our Corporate Governance Guidelines provide that the Board is responsible for assessing major risks facing the Company and reviewing options for their mitigation. At the direction of the Board, management is responsible for implementing an enterprise risk management process and reporting to the Board at least annually regarding its assessment of risks that could have a significant impact on the Company and the strategies for their mitigation. In this way, the Board is engaged in risk oversight at the enterprise level.

The Board is also engaged in risk oversight through regular reports from the Audit Committee. The Audit Committee is charged with reviewing with management and the Company’s internal auditors the Company’s major financial exposures and the steps management has taken to monitor and control those exposures. The Audit Committee receives periodic reports from management on these areas of potential exposure, including litigation, commodity price hedging, liquidity and capital resources, financial reporting and disclosures and regulatory risks, among others. The Audit Committee also receives reports from management regarding compliance with our Code of Business Conduct. The Audit Committee reviews at least annually the Company’s policies and guidelines concerning financial risk assessment and financial risk management, with the assistance of the Company’s internal auditors, KPMG LLP. KPMG LLP conducts a process of assessing major risks, including management interviews, and presents and discusses with the Audit Committee its conclusions regarding the Company’s major risks. From this process, areas of concern are identified and considered and the internal audit plan is developed. Results of these reviews and audits are presented to the Audit Committee throughout the year. At each regular Board meeting, the Audit Committee Chairman reports to the Board regarding the activities of the Committee.

Corporate Governance Guidelines

Our Corporate Governance Guidelines outline the functions and responsibilities of the Board, director qualifications, and various processes and procedures designed to ensure effective and responsive governance. The guidelines are reviewed annually and revised as appropriate to reflect changing regulatory requirements and best practices. The full text of the Corporate Governance Guidelines can be found on the Company’s website.

Code of Business Conduct

All employees, officers and directors are required to comply with the Company’s Code of Business Conduct to help ensure that the Company’s business is conducted in accordance with the highest standards of moral and ethical behavior. The Code of Business Conduct covers all areas of professional conduct, including conflicts of interest, customer relationships, insider trading, financial disclosure, intellectual property and confidential information, as well as requiring strict adherence to all laws and regulations applicable to the Company’s business. Employees, officers and directors are required annually to reply to a Code of Conduct Questionnaire, which is designed to elicit information related to any known or possible violation of the Code. The full text of the Code of Business Conduct can be found on the Company’s website. The Company will satisfy the requirement to disclose any amendments to or waivers from certain provisions of its Code of Business Conduct by posting such information on the website at that location.

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Attendance at Board Meetings and Annual Meetings

The Board of Directors held six meetings during 2017. All directors attended 100% of the meetings of the Board of Directors and of the committees on which they served.

The Company’s policy is that it expects all members of the Board of Directors to attend the Company’s annual meeting of stockholders. In 2017, all of the continuing members of the Board attended the annual meeting.

Director Compensation

Directors who are employees of the Company receive no additional compensation for their duties as directors. During 2017, nonemployee directors’ annual compensation included an annual retainer fee of $75,000 each, payable quarterly, for their service on the Company’s Board of Directors and its committees. The Lead Director received an additional $20,000 annual retainer, the Audit Committee Chairman and Compensation Committee Chairman each received an additional $15,000 annual retainer, the Executive Committee Chairman received an additional $5,000 annual retainer and the remaining committee chairmen received an additional $10,000 annual retainer, each payable quarterly, for this additional service. Additionally, each nonemployee director will receive $2,000 for each Board of Directors meeting attended in excess of six in-person meetings per year. The directors did not receive additional meeting fees in 2017.

In 2017, nonemployee directors were also entitled to an annual award of restricted stock units under the 2014 Incentive Plan, the restrictions on which lapse the date the nonemployee director leaves the Board of Directors, with a targeted award value at grant date of $200,000. The restricted stock units are paid cash dividend equivalents in the amount of the cash dividend paid on our outstanding Common Stock from the date of grant through the date the restrictions lapse. In 2017, these directors each received 8,850 restricted stock units, except for the two directors appointed on August 15, 2017, who each received a pro-rata targeted award value at grant date of $76,000 resulting in a grant of 3,100 shares.

Based on the results of a competitive study prepared by the Board’s independent compensation consultant, effective January 1, 2018, the Board of Directors approved an increase in non-employee directors’ annual compensation. The annual award of restricted stock units was increased, for the first time since 2013, to a grant date value of $230,000. The annual retainers for leadership roles were also increased to $25,000 for the Lead Director, $20,000 for each of the Audit and Compensation Committee Chairmen, and $15,000 for each of the Corporate Governance & Nominations and Safety & Environmental Affairs Committee Chairmen.

Board members may participate in the Nonemployee Director Deferred Compensation Plan, which provides each nonemployee director an opportunity to elect each year to take any, or all, of the director’s annual cash retainer and additional fees for serving as lead director or as a committee chairman in restricted stock units, valued at the closing price of the Common Stock on the date specified in the plan, in lieu of a quarterly cash payment of such amounts. The terms of the restricted stock units are the same as those issued annually. All directors were also reimbursed for travel expenses incurred for attending Board and committee meetings. For more information on director compensation, see “Director Compensation Table” below.

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Director Compensation Table

The table below summarizes the total compensation paid to each of the nonemployee directors of the Company for the fiscal year ended December 31, 2017.

Name	Fees Earned or Paid in Cash* ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Dorothy M. Ables	$75,000	$200,010	—	—	—	$6,236	$281,246
Rhys J. Best	$90,000	$200,010	—	—	—	$17,887	$307,897
Robert S. Boswell	$75,000	$200,010	—	—	—	$6,602	$281,612
Amanda M. Brock	$18,750	$76,229				$1,576	$96,555
Robert Kelley	$115,000	$200,010	—	—	—	$31,884	$346,894
W. Matt Ralls	$95,000	$200,010	—	—	—	$12,959	$307,969
Marcus A. Watts	$18,750	$76,229				$2,777	$97,756

*

Restricted stock units were issued pursuant to the Company’s Nonemployee Director Deferred Compensation Plan in lieu of quarterly cash retainer and leadership fees totaling $75,000 for Ms. Ables, $37,500 for Mr. Boswell and $95,000 for Mr. Ralls.

(1)	The amounts in this column reflect the grant date fair value with respect to restricted stock units in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for the fiscal year ended December 31, 2017. Assumptions used in the calculation of these amounts are included in Note 13 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 (the “Form 10-K”). In February 2017, each nonemployee director received a grant of 8,850 restricted stock units, with a grant date fair value of $200,010 based on the closing price of the Common Stock on the February 17, 2017 grant date with the exception of Ms. Brock and Mr. Watts who received a pro-rata grant of 3,100 shares on August 15, 2017. The restricted stock units vest on the grant date, but are not payable by the Company in shares of Common Stock until the date the nonemployee director ceases to be a director of the Company. The aggregate number of restricted stock units outstanding at December 31, 2017, including those issued in lieu of quarterly cash retainer and fees, held by each director is as follows:

Name	Total RSUs
Dorothy M. Ables	24,488
Rhys J. Best	106,260
Robert S. Boswell	21,919
Amanda M. Brock	3,100
Robert Kelley	180,844
W. Matt Ralls	69,952
Marcus A. Watts	3,100
(2)	The amounts in this column for each director include quarterly cash dividend equivalents paid on the restricted stock units.

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Director Retirement

It is the policy of the Board of Directors that directors of the Company retire at the annual meeting following their 73rd birthday. It is also the policy of the Board of Directors that a retiring CEO of the Company retires from service on the Board, unless a determination is otherwise made by the Board of Directors.

Information on Standing Committees of the Board of Directors

Information on each of the Board’s standing committees as of the date hereof is discussed below. The charters of each of the Board committees can be found on the Company’s website.

Committees	Independent?	2017 Meetings	Dinges	Ables	Best	Boswell	Brock	Kelley	Ralls	Watts
CGN	Yes	4			✔	✔		✔
Audit	Yes	4		✔		✔	✔	✔
Compensation	Yes	4		✔					✔	✔
Safety	Yes	4					✔			✔
Executive	No	0	✔						✔

– Chairman of committee

✔ – Member of committee

Corporate Governance and Nominations Committee. The function of the CGN Committee is to assist the Board in fulfilling its responsibility to the stockholders by:

●	Identifying qualified individuals to become Board members and assisting the Board in determining the composition of the Board and its committees;

●	Assessing Board and committee effectiveness;

●	Developing and implementing the Company’s corporate governance guidelines; and

●	Taking a leadership role in shaping the corporate governance of the Company.

In accordance with its charter, the CGN Committee has adopted minimum criteria for Board membership, which are discussed in more detail at “Director Nominations and Qualifications” above.

Audit Committee. The function of the Audit Committee is to assist the Board in overseeing:

●	The integrity of the financial statements of the Company;

●	The compliance by the Company with legal and regulatory requirements;

●	The independence, qualifications, performance and compensation of the Company’s independent auditors; and

●	The performance of the Company’s internal audit function.

It is the policy of the Audit Committee to pre-approve all audit, review or attest engagements and permissible non-audit services, including the fees and terms thereof, to be performed by the independent auditors, subject to, and in compliance with, the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 and the applicable rules and regulations of the SEC. The Audit Committee has delegated to each member of the Audit Committee authority to pre-approve permissible services to be performed by the independent auditors. Decisions of a member to pre-approve permissible services must be reported to the full Audit Committee at its next scheduled meeting.

Each member of the Audit Committee satisfies the financial literacy and independence requirements of the NYSE listing standards. The Board has determined that Mr. Kelley meets the requirements of an “audit committee financial expert” as defined by the SEC.

Compensation Committee. The function of the Compensation Committee is to:

●	Review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives, and determine, subject to ratification by the Board, the CEO’s compensation level based on this evaluation;

●	Provide counsel and oversight of the evaluation and compensation of management of the Company, including base salaries, incentive compensation and equity-based compensation;

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●	Discharge any duties imposed on the Compensation Committee by the Company’s incentive compensation and equity-based compensation plans, including making grants;

●	Evaluate the independence of, and retain or replace any compensation consultant engaged to assist in evaluating the compensation of the Company’s directors, CEO and other officers and to approve such consultant’s fees and other terms of retention; and

●	Review the annual compensation of the directors.

During 2017, no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries, or formerly an officer of the Company or any of its subsidiaries. During 2017, the Company had no compensation committee interlocks.

Safety and Environmental Affairs Committee. The function of the Safety and Environmental Affairs (Safety) Committee is to assist the Board in providing oversight and support of the Company’s safety and environmental policies, programs and initiatives. Among other things, the Safety Committee reviews our compliance with environmental, health and safety laws and regulations, pending legislative and regulatory initiatives, training initiatives and, as needed, consults with outside and internal advisors regarding the management of the Company’s safety and environmental policies, programs and initiatives.

Executive Committee. The function of the Executive Committee is to exercise all power and authority of the Board of Directors in the event action is needed between regularly scheduled Board meetings and a meeting of the full Board is deemed unnecessary, except as limited by the Company’s bylaws or applicable law. The Executive Committee did not meet during 2017.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) provides stockholders with an understanding of our compensation philosophy, objectives, policies and practices in place during 2017, as well as the factors considered by our Compensation Committee of the Board of Directors (“the Committee”) in making compensation decisions for 2017. This CD&A focuses on the compensation of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated officers for 2017 (the “NEOs”), namely:

Dan O. Dinges	Chairman, President & Chief Executive Officer
Scott C. Schroeder	Executive Vice President & Chief Financial Officer
Jeffrey W. Hutton	Senior Vice President, Marketing
Phillip L. Stalnaker	Senior Vice President, North Region
Steven W. Lindeman	Senior Vice President, South Region and Engineering

Our compensation plans and practices are designed to align the financial interests of our NEOs with the financial interests of our shareholders. To that end, we provide our NEOs with a competitive base salary, an annual cash bonus opportunity based on the achievement of specific goals aligned with shareholder value creation and long-term incentives tied to long-term total shareholder return and annual cash flow attainment. For the NEOs, in 2017 the level of at-risk pay ranged from 74% to 89% of the total annual compensation opportunity, with the CEO having the highest level of at-risk pay.

2017 Performance Highlights

The oil and gas industry in 2017 experienced some strengthening of oil and natural gas prices, improving the financial results for the industry and for Cabot. With that improvement, however, came a strong message from the investment community for our industry to be disciplined by not focusing on growth to the detriment of financial returns and to return some value directly to shareholders. To meet these objectives, we believe companies should focus on generating free cash flow, which Cabot has done in each of the last two years. Cabot generated free cash flow of $155 million in 2017 and $57 million in 2016.(1)

Other accomplishments during 2017 include:

●	Growing production by 9.3% to a record 685 Bcfe and increasing total proved reserves to a record 9.7 Tcfe, up 13% even after selling 329 Bcfe of non-strategic assets.

●	Achieving a new all-time low all-in finding cost for the 2017 investment program of $0.35 per Mcfe and a new 20-year low in unit costs, which averaged $2.02 per Mcfe.

●	Repurchasing slightly over five million shares ($123.7 million) of our Common Stock during the year, further improving our growth metrics on a per share basis.

●	Tripling our quarterly dividend between January 2017 and January 2018 from $0.02 to $0.06 per share.

Cabot’s strategy has been consistent for several years: to manage our balance sheet by investing each year within our cash flow and supplementing any funding needs with non-core asset sales. This strategy has served us well and continues to be our focus moving forward. With the Company’s recent and projected free cash flow, we have reaffirmed our continued focus on returning a portion of our free cash flow to shareholders each year through a combination of increased dividends and opportunistic stock repurchases.

(1)	Free cash flow is not a measure calculated in accordance with generally accepted accounting principles (GAAP). Please see Appendix A for additional information.

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2017 Compensation Highlights

The following compensation outcomes in 2017 rewarded important near-term operating successes while aligning executives with the same stock price performance results experienced by our long-term stockholders:

●	Total Shareholder Return (“TSR”) Performance Awards vested at 140% of target. Due to our sixth-place ranking among our compensation peer group, performance shares granted to our executives in 2015 with vesting contingent upon our relative three-year TSR vested at 140% of target. All five of the peer companies that performed better than Cabot over the most recent performance period are considered oil companies by the investment community as they produce primarily oil, which has experienced a faster commodity price recovery recently than natural gas, whereas Cabot produces primarily natural gas.
●	Annual cash bonus paid out at 200% of target. The Company’s operating performance metrics for the 2017 annual cash incentive awards were above target expectations, recording levels at or near double-digit growth, while the related financial metrics significantly improved from the target level. Taking into account these successes and the value created from their results, as well as the achievement of significant strategic initiatives, the awards for the NEOs were paid out at 200% of target, including the 20% discretionary portion.
●	Performance awards based on operating cash flow met target. Our performance target for our hybrid performance shares of achieving at least $100 million of operating cash flow in 2017 was met, resulting in the annual vesting of hybrid performance shares granted to executives over the last three years.
●	Over 95% of shares voted approved executive compensation. At our most recent annual meeting in May 2017, over 95% of the votes cast supported our executive compensation practices. Due to a preference expressed by some investors in ongoing shareholder outreach, however, the Committee elected to include a financial return metric in the short-term incentive program for 2018. Otherwise, the Committee continued our 2017 compensation practices substantially unchanged in 2018.

Our Pay for Performance Alignment

We have maintained consistent and disciplined performance-based compensation programs for all of our executives. For many years, the Committee has awarded compensation opportunities to our CEO and other executives that require meaningful relative stock price and absolute financial performance to deliver targeted realized compensation levels. The allocation of 2017 compensation among salary, short-term incentives and long-term incentives for our CEO and the other NEOs, on a weighted average basis, reflects this guiding principle, as show below:

Long-Term Incentives

In 2017, the Committee awarded 60% of each executive’s long-term incentive opportunity in the form of performance shares payable solely on the basis of our total shareholder return relative to our industry peer group over a three-year performance period (“TSR performance shares”). This metric directly aligns the interests of our management team with those of our shareholders. Our TSR performance over the past three years relative to our peers generated above-target payments for executives from the TSR performance shares. The CEO’s award and the relative performance achieved for the most recently completed performance period are as follows:

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CEO TSR PERFORMANCE SHARE AWARDS

	Target Value Awarded	Peer Rank Achieved	Percentage of Target Achieved	Earned Award Value
Performance Period Achieved(1)
2015–2017	$3,899,988	6th of 17	140%	$5,635,350
(1)	This performance period ended December 31, 2017. Target value awarded is based on the number of performance shares awarded multiplied by the closing stock price of the Company’s Common Stock on the date of grant, which was $28.23. The earned award value is based on the closing stock price of the Company’s Common Stock on December 29, 2017, which was $28.60.

In 2017, we awarded 40% of each executive’s long-term incentive value through hybrid performance shares that require threshold achievement based on a financial metric (see “Hybrid Performance Shares” below). The hybrid performance shares vest on a three-year graduated schedule, with 25% of the award vesting on each of the first two anniversaries of the date of grant and 50% vesting on the third anniversary. To date, all the CEO’s hybrid performance share awards have satisfied the required performance criteria at their scheduled vesting date.

Short-Term Incentive

In 2017, as in recent years, we have utilized four key performance metrics for our annual cash bonus that we believe align with the primary value drivers for an exploration and production company and that we believe can be most directly impacted by executives. The performance metrics are reserve growth, finding costs, production growth and unit costs. These metrics were chosen by the Committee because we believe that reserve and production growth targets, when combined with goals for lowering finding and unit costs, have a high correlation to increases in stock prices over the long-term, even with volatility in commodity prices in the short-term. The combination of operating metrics and financial metrics is designed to produce a focus on economic growth that produces returns to shareholders. By linking the underlying costs with the related growth metrics, the Company promotes a focus on returns on investment and disincentives growth without regard to costs and returns. In this way, executives are rewarded in the short-term for creating long-term value for shareholders.

Effects of Say on Pay and Shareholder Outreach

In setting 2017 executive compensation, the Committee considered the outcome of the say-on-pay vote at the three most recent annual meetings as strongly supportive of our pay practices and incentive programs. Those results were as follows:

●	98% in favor of the 2015 annual meeting; and

●	95% in favor of the 2016 annual meeting; and

●	95% in favor of the 2017 annual meeting.

Furthermore, our stockholders have supported our compensation programs since the imposition of the say-on-pay vote, with approval rates of 95% or above since the first vote in 2011. As a result, the Committee concluded that the 2017 compensation paid to our NEOs and our overall pay practices did not require substantial revision. This conclusion was further affirmed by input received from our top institutional shareholders in our regular outreach program during the period after the 2017 annual meeting and preceding the filing of this Proxy Statement, with one notable exception. Some of our investors have expressed a preference to have incentive programs focused more on rewarding executives for improved financial returns metrics rather than on operating or cost metrics. While Cabot’s short-term incentive program does emphasize financial returns by pairing growth metrics with cost metrics, the Committee undertook to adjust the metrics for 2018 to provide a more direct link between the Company’s financial returns and rewards to executives by adding a financial returns metric and modifying the operating growth metrics to further incentivize disciplined, economic growth. See “2018 Changes to Performance Metrics and Goals” for more information about the new short-term incentive metrics for 2018.

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Overview of Our Compensation Program

Philosophy and Objectives of Our Compensation Program

The Committee oversees an executive compensation program designed to attract, retain, and engage highly qualified executives and to capture value for shareholders. The primary objectives of our compensation program are:

●	To align executive compensation with our business strategy;
●	To encourage management to create sustained value for the shareholders while managing inherent business risks;
●	To attract, retain, and engage talented executives; and
●	To support a long-term performance-based culture throughout the Company.

We achieve these objectives by:

●	Assigning 74-89% of NEO compensation to at-risk, performance-based incentive opportunities;
●	Tying incentive plan metrics and goals to shareholder value principles; and
●	Having balanced, open and objective reviews of goals and performance.

The Committee believes that each of these objectives carries an equal amount of importance in our compensation program.

Our Compensation Practices

The following practices and policies ensure that our executives’ compensation is designed with shareholders’ interests.

What we do:	What we don’t do:
Emphasis on long-term, performance-based equity compensation	No hedging or pledging of company stock by executive officers or directors
Short-term incentive compensation based on disclosed performance metrics (with payout caps)	No excise tax gross-ups for executive officers appointed after 2010
Substantial stock ownership and retention requirements for executive officers and directors	No vesting of equity awards after retirement if competing with company
Provide for “double trigger” cash payouts in change-of-control agreements	No re-pricing or discounting of options or SARs
Clawback policy	No performance metrics that would encourage excessive risk-taking
Hold annual advisory “say-on-pay” vote	No dividend equivalents paid to executive officers on unvested equity awards until vested
Use an independent compensation consultant

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Elements of Our Compensation Program

We use various components of executive compensation, with an emphasis on variable compensation and long-term incentives. The components of executive compensation are presented in the table below and discussed in more detail later in this section of the Proxy Statement.

Compensation Component	Form/Timing of Payout	Purpose	How We Determine Amount
Base Salary	Paid in cash throughout the year	Compensate fairly for position, experience, expertise and competencies.	Base salaries are targeted to approximate the compensation peer group median, taking into account the competitive environment, as well as the experience and accomplishments of each executive.
Annual Cash Incentive Bonus	Paid in cash after the year has ended and performance has been measured

Motivate and reward performance achievement against a set of business and individual goals:

●  Financial goals (unit costs, finding costs)

●  Operational goals (specific objectives tied to production growth and reserve growth)

●  Discretionary objectives aligned with corporate strategy

●  Qualitative performance evaluated by the Committee

Annual bonus opportunities are established as a percentage of base salary and are targeted to approximate average industry bonus percentage levels for comparable executive positions.

Annual payout is determined by comparing actual performance during prior year to established thresholds and a strategic component. The Committee retains authority to exercise negative discretion in determining the total bonus pool.
Long-term Incentives	60% TSR performance shares payable in stock (and cash for achievement over target) Cliff vest three years from the grant date

Promotes alignment of executive decisions with shareholder interests through performance awards where value varies with Company stock performance relative to a peer group over a three-year performance period.

The value of equity awards is generally targeted above the median of the peer group, although other individual and Company circumstances influence the award amounts. Payout at target levels for TSRs at median of peer group and up to 200% for top performance.
	40% hybrid performance shares payable in stock Vest over three years (25% / 25% / 50%)	Encourage executives to achieve multi-year strategic and financial objectives. Annual vesting contingent upon operating cash flow exceeding $100 million.	The value of equity awards is generally targeted above the median of the peer group, although other individual and Company circumstances influence the award amounts. Annual vesting at target level for achievement of performance goal in prior year and no vesting if not achieved.

2017 Executive Compensation

We believe the following executive compensation policies and programs effectively serve the interests of the shareholders and the Company. The Committee has worked over the years to devise, manage and provide an executive compensation program that is designed to meet its intended objectives and contribute to the Company’s overall success.

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2017 Committee Activity

During 2017, the Committee held three regular meetings, one in each of February, July and October. In addition, the Committee held a meeting in early January 2017 for the purpose of certifying the results for the TSR performance share awards with a performance period of 2014–2016 that vested on December 31, 2016.

At the time the 2017 grants were made and periodically throughout the year, the Committee referenced the Fall 2016 competitive market study of the peer group by Meridian Compensation Partners, LLC (“Meridian”), the Committee’s independent compensation consultant. Based on the study and the CEO’s recommendations with respect to the other Company officers, the Committee determined 2017 salaries, bonus payouts for 2016 performance, certified the 2016 results for payouts of a portion of each of the hybrid performance shares granted from 2014 to 2016, and the annual grant of long-term incentive awards for our officers. A detailed discussion of each item of compensation can be found below under “2017 Compensation Decisions.”

Also at the February 2017 meeting and prior to making any compensation decisions, the Committee reviewed a detailed analysis of stock ownership and retention levels for each NEO. The Committee does not use tally sheets, but over the course of the year reviews each element of compensation for the NEOs, including elements of total direct compensation and payments upon severance or change of control, as well as other benefits and perquisites. Lastly, at the February 2017 meeting, the Committee and the Board of Directors discussed and approved the 2017 performance criteria for the 2017 cash bonus plan.

During 2017, the Committee reviewed an analysis prepared by Meridian of 2016 executive compensation reported by our peer group. From the available 2016 survey information, the Committee evaluated its compensation decisions relative to our peer group. The Committee also reviewed an analysis prepared and presented by Meridian of current compensation issues and trends, including a 2017 competitive market study of executive compensation among the peer companies. This analysis, along with other data and reports, is utilized in the Committee’s review of all components of compensation in the following February meeting.

Industry Peer Group

We use one peer group for both compensation competitive analysis and to measure the relative performance of our TSR performance shares. The Committee chose these companies because they represent our direct competitors of similar size and scope in the exploration and production sector of the energy industry, and include several companies that compete in our core areas of operation for both business opportunities and executive talent. The peer group changes from time to time due to organic changes in the Company or its peers, business combinations, asset sales and other types of transactions that cause peer companies to no longer exist or to no longer be comparable. The Committee approves all revisions to the peer group. Based on 2017 year-end closing market prices, the market capitalization of companies in our industry peer group ranged from approximately $2.3 billion to $29.4 billion. Our market capitalization at 2017 year-end was approximately $13.4 billion.

In February 2018, the Committee affirmed the application of the current peer group to the 2018–2020 performance cycle. Our peer group is as follows:

●	Antero Resources Corporation	●	Marathon Oil Corporation
●	Chesapeake Energy Company	●	Murphy Oil Corporation
●	Cimarex Energy Company	●	Newfield Exploration Company
●	Concho Resources Inc.	●	Noble Energy Inc.
●	Continental Resources Inc.	●	Pioneer Natural Resources Company
●	Devon Energy Corporation	●	QEP Resources Inc.
●	Encana Corporation	●	Range Resources Corporation
●	EQT Corporation	●	Southwestern Energy Company

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Role of the Compensation Consultant

The Committee employs the services of an executive compensation consultant. In 2017, the Committee engaged Meridian as its independent consultant, and Meridian has also been retained by the Committee for 2018. Meridian is responsible for preparing and presenting a comprehensive competitive market study of the compensation levels and practices for a group of industry peers. The Committee-approved industry peer group is listed and described in more detail above at “Industry Peer Group.” Meridian is also responsible for preparing and presenting an outside director compensation study using the same industry peer group. The Committee relies on Meridian for input on pay philosophy, current market trends, legal and regulatory considerations and prevalence of benefit and perquisite programs. A representative of Meridian attends all regular meetings of the Committee and participates in most executive sessions.

In October 2017, the Committee reviewed the independence of Meridian, and found it to be independent and without conflicts of interest in providing services to the Committee. In making such determination, the Committee considered the six factors established by the NYSE. Fees paid by the Company to Meridian account for less than 1% of Meridian’s total annual revenues. The Committee reviewed Meridian’s policies and procedures designed to prevent conflicts of interest. To the knowledge of Meridian, there are no personal relationships among Meridian partners, consultants or employees and members of the Committee or the Company’s management. To the knowledge of Meridian, none of the Meridian partners, consultants or employees providing services the Committee owns Company stock. Meridian works exclusively for the Committee and performs no services directly for management. Management does not retain the services of a compensation consultant.

Role of Executives in Establishing Compensation

Our Chairman, President and CEO makes recommendations annually, and as new officers are hired, to the Committee with respect to salary, bonus and long-term incentive awards for all other executive officers. In making recommendations, our CEO considers input from Meridian’s independent competitive market study, internal pay equity issues, individual performance and Company performance. The CEO’s recommendations are just one of the factors considered by the Committee, in conjunction with the other factors discussed in this CD&A, in setting compensation for all executive officers. The Executive Vice President and Chief Financial Officer (“CFO”), who is ultimately responsible for human resources administration, provides the Committee with survey data from a wider group of companies in the energy sector than the industry peer group described above, which the Committee uses for evaluation of non-executive compensation trends, and general administrative support implementing the Committee’s decisions. The CEO and CFO also provide recommendations to the Committee regarding appropriate bonus metrics, taking into account current industry drivers and company strategic objectives, as well as appropriate performance targets for each year. The CFO and his staff assist the Committee in determining bonus payouts by providing the calculations of bonus metric achievement, which the Committee takes into account in determining the ultimate bonus payout pool each year. The CEO and CFO, along with the Vice President and Corporate Secretary, attend the Committee meetings; however, the officers are excused from the meetings to enable the Committee to meet privately in executive session, both with and without the compensation consultant also being present. The executives listed above prepare materials and agendas for the Committee meetings and prepare the long-term equity plans and award agreements, as directed by the Committee, for approval. The terms of all award agreements and the specific individual awards for executives, however, are all approved by the Committee and, as needed, by the Board of Directors.

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2017 Compensation Decisions

There are three major elements of the executive in-service compensation program: (1) base salary, (2) annual cash incentive bonus and (3) long-term incentive equity awards. Company perquisites are a minor element of the executive compensation program. This design generally mirrors the pay practices of the exploration and production industry generally and our selected industry peer group. Our compensation is intentionally weighted toward long-term equity-based compensation. Each element is described below.

Mr. Dinges, our Chairman, President and CEO, has a significantly broader scope of responsibilities than the other named executive officers. The difference in compensation for Mr. Dinges described below primarily reflects these differing responsibilities and, except as described below, does not result from the application of different policies or decisions with respect to Mr. Dinges.

Base Salary

The Committee believes base salary is a critical element of executive compensation because it provides executives with a base level of monthly income. The base salary of each executive, including the NEOs, is reviewed and approved annually by the Committee. The CEO’s salary is established by the Committee (and ratified by the Board of Directors) and the other executives’ salaries are established jointly by the CEO and the Committee. Base salary is targeted for all executive positions near the median level of the peer group. Individual salaries take into account our established salary policies and our current salary budget; the individual’s levels of responsibility, contribution and value to the Company; individual performance; prior relevant experience; breadth of knowledge; and internal and external pay equity issues. Base salary increases from 2016 to 2017 for the NEOs range from approximately 8% to 16%.

Name	Title	2016 Base Salary	2017 Base Salary
Mr. Dinges	Chairman, President and Chief Executive Officer	$900,000	$975,000
Mr. Schroeder	Executive Vice President and Chief Financial Officer	$475,000	$550,000
Mr. Hutton	Senior Vice President, Marketing	$355,000	$385,000
Mr. Stalnaker	Senior Vice President, North Region	$350,000	$385,000
Mr. Lindeman	Senior Vice President, South Region and Engineering	$350,000	$385,000

In 2017, the Committee reviewed two competitive market studies for compensation of the peer group, prepared by our independent consultant. The Committee noted that Mr. Dinges’ 2017 base salary of $975,000 was between the 25th and 50th percentile of the industry peer group for the 2017 competitive data. The Committee views the CEO salary level as consistent with its philosophy of delivering a relatively higher percentage of CEO compensation through long-term incentives. The base salaries of a majority of the other NEOs exceeded the 75th percentile of the peer group due to individual experience in each role and differences in peer organization management structures relative to ours. The Committee views these salary levels as consistent with its compensation philosophy, given the long tenure of the current NEOs in their positions and the breadth of responsibility borne by each of the NEOs, relative to their most comparable positions at most of the peer companies. The Committee took no additional action to revise base salaries during the year.

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Annual Cash Incentive Bonus

The annual cash incentive bonus opportunity provides the NEOs, as well as other executives and key employees, with an incentive in the form of an annual cash bonus to achieve overall business goals. The bonus opportunity is stated as a percentage of base salary and is set using the Committee’s philosophy to target bonus levels (as a percentage of base salary) consistent with the competitive market for executives in similar positions. Annual bonus opportunities are based on metrics and performance goals that are of primary importance to the Company during the coming year and motivate executives to achieve those goals.

2017 Performance Metrics and Goals

The bonus plan was designed to emphasize value-generating metrics, to link related metrics together to take into account the interrelated impacts of such metrics on value creation, and to increase the overall payout potential for a breakout year, while reducing overall discretion. The 2017 bonus opportunity metrics and weighting is as follows:

	Performance Achievement Range	X	Conditional Multiplier of 1.5x	X	Weighting Factor	=	Bonus Achievement Range (% of Target)
Reserve Growth			Applies if both metrics greater than 100% achievement (subject to 275% maximum)		25%		0–68.75%
Finding Cost					15%		0–41.25%
Production Growth	0-275%		Applies if both metrics greater than 100% achievement (subject to 275% maximum)		25%		0–68.75%
Unit Cost					15%		0–41.25%
Strategic Evaluation			No multiplier		20%		0–55%
Total Bonus Achievement							0–275%
					Maximum Bonus Payout 250%

At the start of each year the bonus metrics and performance goals are established with the target level of performance (100%) based on the operating budget approved by the Board of Directors. The performance goals for no payout (0%) and a payout at 200% of target for each metric are also created at this time. The bonus plan places a cap on the performance achievement for each metric at 275% of target, which allows for some additional benefit for above-range performance, but removes the potential of one metric creating a disproportionate payout. Additional parameters for the 2017 annual cash incentive bonus plan include a weighting multiplier of 1.5 times for each of two grouped metrics if actual performance on each of the grouped metrics is at target (100%) or above, up to the 275% maximum performance achievement per metric. The grouped metrics are (1) reserve growth and finding costs, and (2) production growth and unit costs. The Committee established the weighting multiplier on the grouped metrics to encourage a balanced approach to achieving operational goals and to discourage over-achievement of one metric in a manner that adversely affects the grouped metric. For example, excessive spending on a development program could help achieve the reserve growth metric at levels above target levels, but cause finding costs to increase to unacceptable levels. By grouping the reserve growth and finding costs metrics together, and using a weighting multiplier of 1.5 for achieving target or above on both metrics, the Committee is rewarding not only growth, but also efficiency in operations, which we believe creates long-term shareholder value.

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With respect to the strategic evaluation metric, the Committee evaluates key influences on Company performance not taken into account in the other metrics. These may include the management of capital spending, rates of return on our capital program, environmental and safety performance, net income performance, organizational leadership and other factors the Committee deems to have been important in the prior year’s performance, and may vary from year to year. The Committee follows no set performance targets relating to these factors. In general, the Committee expects to award the target (100%) level of performance of the strategic evaluation metric in years when the Company meets internal and external performance expectations with respect to these factors, but could assign no achievement to this metric (0%) up to the maximum level of 275% of achievement of this metric. The strategic evaluation metric is not a grouped metric so there is no additional weighting multiplier of 1.5 times on this metric.

The bonus plan has a maximum award payout of 250% of target in the aggregate.

2018 Changes to Performance Metrics and Goals

In response to our 2017 shareholder outreach and continued investor preference for companies in our industry to focus more on financial returns metrics than operating metrics in setting executive compensation, our Committee undertook an initiative to add a financial returns metric of Return on Capital Employed (ROCE) to our annual cash incentive bonus for 2018, weighted at 10%, and to reduce the weighting of the two operating growth metrics accordingly. Additionally, a “per debt-adjusted share” modifier was added to the reserve and production growth metrics to further incentivize and reward disciplined, economic growth. The resulting 2018 bonus opportunity metrics and weighting is as follows:

2017 Metrics and Weighting
Reserve Growth	25%
Finding Costs	15%
Production Growth	25%
Unit Costs	15%
Strategic Evaluation	20%
100%

2018 Metrics and Weighting
Reserve Growth Per Debt-Adjusted Share	20%
Finding Costs	15%
Production Growth Per Debt-Adjusted Share	20%
Unit Costs	15%
Return on Capital Employed (ROCE)	10%
Strategic Evaluation	20%
100%

Determination of Bonus Payout

Upon completion of each fiscal year, the bonus formula established for the bonus plan for that year, as described above, is calculated using the actual achievement for each of the bonus metrics from the prior year, and the Committee’s assessment of the strategic evaluation component. The formula yields a potential overall bonus pool payout, stated as a percentage of target. The CEO makes recommendations to the Committee for annual bonuses to be paid to each executive officer (other than the CEO), based on the formulaic output for the total bonus pool, with individual performance adjustments recommended by the CEO. The Committee references both the CEO’s recommendations and the formula output in determining the bonuses to be paid to the NEOs other than the CEO. The Committee also retains discretion to take into account the effect on the bonus metrics of unanticipated factors, such as acquisitions and divestitures, which are not part of establishing the target metrics because the Company cannot budget these activities, when arriving at the approved total bonus pool. When acquisition or divestiture activity occurs, for example, the Committee assesses its impact and exercises its discretion to adjust for the impact on the overall bonus pool. The Committee will determine the total bonus pool payout, but individual awards can vary from the payout, at the discretion of the Committee. The Committee will also take into account the formulaic output in determining the CEO’s bonus payout, along with Company and individual performance, as discussed further below.

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2017 Bonus Opportunity

In 2017 the Committee determined that target bonus percentages for our NEOs would remain at 2016 levels for all NEOs. During 2017, the bonus opportunity for the NEOs was as follows:

Executive	Title	Target Bonus (% of Salary)	Target Bonus Value
Mr. Dinges	Chairman, President and Chief Executive Officer	125%	$1,218,750
Mr. Schroeder	Executive Vice President and Chief Financial Officer	100%	$550,000
Mr. Hutton	Senior Vice President, Marketing	75%	$288,750
Mr. Stalnaker	Senior Vice President, North Region	75%	$288,750
Mr. Lindeman	Senior Vice President, South Region and Engineering	75%	$288,750

In 2017, actual performance under the bonus metrics compared to the performance goals was as follows:

Our proved reserves at December 31, 2017 were 9.7 Tcfe, representing reserve growth of 13.4% over 2016. These reserves were added at a very efficient $0.35 per Mcfe. Production growth of 9.3% helped drive down unit costs to the lowest level since 1998. In reaching a conclusion on the strategic evaluation component of the bonus metrics, the Committee considered the Company’s level of performance in 2017—recording record levels of production and reserves at a record low “all-in” finding cost—as well as the continued and significant progress in portfolio rationalization, placing the Company at the top of its peer group in generating the free cash flow required to consistently return capital to shareholders in the coming years. The Committee found that the strategies that were employed for long-term value generation for our stockholders remain sound. The result of 2017 performance against all the bonus metrics, including the strategic evaluation component, was that the total allocation for corporate performance was approved at 200% of target, prior to adjustment for regional or individual performance.

2017 CEO Payout

Upon completion of each fiscal year, the Committee determines the CEO’s annual cash incentive bonus based on Company performance, the results of the bonus plan formula described above and the Board’s annual CEO performance evaluation. The independent directors of the Board discuss and ratify the CEO’s annual cash incentive bonus payment, considering the factors stated above and any factors relating to performance that were particularly significant in the year in question.

For 2017, the Committee noted in particular:

●	the Company’s record operational achievements, including record production and reserve levels, both in absolute terms and on a “per debt-adjusted share” basis;
●	the generation of $155 million in free cash flow for the year, increasing from $57 million in the prior year;
●	the continued financial strength of the Company, allowing the quarterly dividend to be tripled between January 2017 and January 2018; and
●	the achievement of the lowest all-in unit costs in twenty years, along with the portfolio rationalization that positions the Company to continue this cost-cutting trend in 2018.

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The Committee evaluated these factors and concluded that they provide Cabot a solid foundation for 2018 and beyond. Based on this evaluation, the Committee approved the CEO’s bonus payout for 2017 at 200% of target. The bonus payout for the other NEOs was also 200% of target. See “Executive Compensation–Summary Compensation Table” below for actual bonuses paid to the NEOs.

Long-Term Incentive Awards

In 2017, the Committee continued its established practice of awarding two types of performance shares—TSR performance shares and hybrid performance shares—to provide long-term incentives to our NEOs.

The award allocation to NEOs in 2017 is designed to provide 60% of the targeted grant-date value from TSR performance shares and 40% from hybrid performance shares, which are time-vested, subject to a performance condition. The total size of the long-term incentive awards is based on a number of factors, including peer group and related industry competitive practice, which is used as a point of reference to gauge appropriate total compensation levels for a company of our size, business complexity and growth profile. The Committee does not typically consider prior period long-term incentive awards, such as the amount of equity previously granted and outstanding, or the number of shares owned, when determining annual long-term incentive awards.

All long-term incentives awarded to our NEOs in 2017 were granted under the 2014 Incentive Plan.

TSR Performance Shares

The Committee believes performance shares based on the Company’s total shareholder return relative to that of its peers provides a strong link between the performance of the executives and their pay, whereas other types of equity awards, such as stock options, may not. The Committee also believes that a relative comparison of performance against peers over a three-year period, as opposed to a single year, provides a better evaluation of how management performed under changing economic conditions. For these reasons, the Committee believes that our TSR performance share awards are a good measure of performance versus the peer group and appropriately link stock performance and compensation. To allow for payouts in excess of target without excessive dilution or the need to reserve shares in excess of target, all payouts in excess of 100% of target are paid in the cash value of the shares, based on the closing trading price of our Common Stock on the last day of the performance period. For additional information about the TSR performance shares, see the table “Grants of Plan-Based Awards” below.

Hybrid Performance Shares

Due to restricted stock share limitations under the 2014 Incentive Plan and Section 162(m) tax considerations, in 2016 the Committee again awarded hybrid performance shares instead of restricted stock. The hybrid performance shares vest over a three-year period from the date of grant, with 25% vesting in each of the first two years and 50% vesting in the third year, provided the Company has $100 million or more operating cash flow in the fiscal year prior to the vesting date. Applying a cash flow threshold on share vesting allows these awards to remain fully tax deductible to the Company upon vesting. Hybrid performance shares also have less underlying volatility than traditional performance shares, and therefore help manage attrition risk by creating a more sustained forfeitable stake in the Company. For additional information about the hybrid performance shares, see the table “Grants of Plan-Based Awards” below.

Stock Appreciation Rights (SARs)

The Committee ceased awarding SARs after 2012, but SARs granted previously to the NEOs remain outstanding. All SARs granted to date vested ratably over a three-year period and have a seven-year term. All of the 18,770 outstanding SARs held by the NEOs are fully vested and exercisable by the NEOs.

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Personal Benefits and Perquisites

We provide the NEOs with limited perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the level of perquisites and other personal benefits provided to the NEOs. In an effort to promote physical and financial health of the NEOs, they are provided with club membership dues, a Company-paid physical examination for the NEO and his or her spouse, a financial and tax planning stipend of up to $3,000 annually, life insurance, and spouse travel to certain business meetings. The NEOs are reimbursed for these expenses only if they are incurred. The aggregate cost to the Company of the perquisites and personal benefits described above for the NEOs for 2017 are included under “All Other Compensation” in the Summary Compensation Table below.

Other Compensation Policies

We offer all our employees, including the NEOs, industry competitive benefits including medical and dental reimbursement, short-term and long-term disability plans, basic life and accident insurance and an employee assistance program. We offer a retirement program consisting of both qualified and nonqualified defined contribution savings plans. See “Elements of Post-Termination Compensation” below for further descriptions of these programs.

Impact of Regulatory Requirements

Our performance shares, both TSR and hybrid, granted in 2017 are intended to constitute “qualified performance based compensation” as defined under Section 162(m) of the Internal Revenue Code. The effect of that qualification is that compensation paid to covered employees pursuant to the TSR performance shares and hybrid performance shares should remain fully deductible, subject to the potential affect of tax reform as described below. In 2017, as in prior years, it was the Committee’s intent that the NEOs’ long-term incentive awards and annual cash incentive bonuses would qualify under Section 162(m) and with respect to 2017 compensation, we believe that to be the case. However, a loss of deductibility has not been considered a material factor in setting compensation.

In addition, during 2017 in order to permit the Committee the flexibility to use subjective and discretionary components in setting annual cash incentive awards without the Company’s loss of deduction under Section 162(m), we used a “negative discretion” plan for executive officers to whom Section 162(m) might be applicable. Under this plan, the Committee set one or more financial or operating performance targets early in the year to create a bonus pool intended to meet the requirements of Section 162(m) for such executive officers and reserves the right to reduce or otherwise set the cash incentive amounts taking other factors into account. As a result, the Section 162(m) metrics were not the primary metrics used in determining the relevant cash incentive awards to these executive officers.

Due to the elimination of the “qualified performance based compensation” exemption under Section 162(m) by the Tax Cuts and Jobs Act (“Tax Act”) enacted in December 2017, beginning in 2018 the compensation in excess of $1 million per employee paid to our NEOs pursuant to the TSR performance shares, the hybrid performance shares and our annual cash bonus will no longer be deductible by the Company, except to the extent that the previously granted awards qualify for the grandfathering provisions applicable to binding written contracts that are in effect on November 2, 2017, and are not materially modified. The Committee considered the effect of the Tax Act on its 2018 compensation decisions and determined that it will not have a material effect, except that the Committee will not use a “negative discretion” bonus plan for 2018 and beyond.

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Clawback Policy

In February 2018, our Compensation Committee adopted a “clawback” policy to allow the Company to recoup paid compensation from current or former executive officers in the event of a material financial statement restatement if the executive’s intentional misconduct caused, in whole or in part, the restatement. The amount of compensation recouped would be that which the executive would not have received if the financials had been properly reported at the time of first public release or filing with the SEC. Both cash and all types of equity compensation are covered by the policy. Our 2014 Incentive Plan makes any award pursuant to the plan subject to any clawback policy adopted by the Committee, so by accepting any award under that plan, each executive agrees to be bound by the policy. The Committee believes that this clawback policy furthers the interests of the Company and shareholders in preventing an executive from being unjustly enriched through misconduct that results in a financial restatement that harms all shareholders. The Committee will continue to monitor the actions of the SEC with regard to the proposed regulations implementing the clawback provisions of Section 954 of the Dodd-Frank Wall Street Consumer Protection Act and will take action to amend the policy to comply with any such regulations, as necessary, when they are finalized.

Elements of Post-Termination Compensation

Savings Investment Plan

The savings investment plan is a tax-qualified retirement savings plan, or 401(k) plan, in which all employees, including the NEOs, may participate. It allows participants to contribute the lesser of up to 50% of their annual salary, or the limit prescribed by the Internal Revenue Service, on a pre-tax basis. We match 100% of the first six percent of a participant‘s eligible pre-tax contribution. Participants are 100% vested in the Company’s contributions after five years of service, vesting 20% per year.

During 2017, we contributed 9% of salary and bonus of all eligible employees, including all eligible NEOs, into the 401(k) plan (or into the nonqualified deferred compensation plan to the extent in excess of the qualified plan limits). Participants are 100% vested in the Company’s contributions after five years of service, vesting 20% per year. The 9% contribution is approved annually by the Board of Directors and in October 2017, the Board approved continuation of the contribution for 2018.

Deferred Compensation Plan

The nonqualified deferred compensation plan provides supplemental retirement income benefits for our NEOs, other officers and other key employees, through voluntary deferrals of salary, bonus and certain long-term incentives. It also allows for the Company to provide its full 6% match and 9% non-elective contribution when contributions of the matching amount cannot be made to our 401(k) plan due to federal income tax limitations. The plan allows the officers to defer the receipt and taxation of income until retirement from the Company. We make no additional contributions to, nor do we pay in excess of market interest rates on, the deferred compensation plan. Amounts deferred by an officer under the deferred compensation plan are held and invested by the Company in various mutual funds and other investment options selected by the officer at the time of deferral. For additional information about the deferred compensation plan, including the investment options and the manner of distributions, see “Nonqualified Deferred Compensation” below.

Retiree Medical Coverage

NEOs are eligible for certain health benefits for retired employees, including their spouses, eligible dependents and surviving spouses. The health care plans are contributory with participants’ contributions adjusted annually. Employees become eligible for this benefit if they meet certain age and service requirements at retirement.

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Change in Control Agreements

We have change in control agreements with the NEOs and the other executive officers that provide for cash payments and certain other benefits in the event that the employee is actually or constructively terminated within two years of a change in control event. The agreements also provide for accelerated vesting of all equity awards immediately upon a change in control, subject, in the case of the TSR performance shares, to the level of the Company’s TSR performance relative to its peers as of the last day of the month immediately preceding the month in which the change in control event occurs. When approving the plan, the Committee reviewed data regarding similar plans within the peer group and the Company’s industry generally and applied its judgment to determine whether triggering events and benefit levels under these agreements were necessary to meet the Committee’s objectives of encouraging such employees to remain with the Company in the event of a change in control during circumstances suggesting a change in control might occur. The Committee believes this program is important in recruiting and retaining strong leadership and to encourage retention in these situations and that the “double-trigger” for cash payouts meets the stockholders’ expectations that employees not be unjustly enriched upon a change in control.

The cash payments include three times the sum of base salary and the highest bonus paid in the last three years or targeted to be paid in the year of termination. Benefits include continued eligibility for medical, dental and life insurance for three years, provided the employee pays the premiums, three years’ service credit in retirement plans, limited outplacement assistance and tax gross-up on excise taxes for agreements that were in place prior to 2010. In 2010, the Committee adopted a policy to exclude excise tax gross-up provisions for change in control agreements adopted after that date.

The Committee generally views the potential payments and benefits under the change in control agreements as a separate compensation element because such payments and benefits are not expected to be paid in a particular year and serve a different purpose for the executive other than elements of compensation. Accordingly, those payments and benefits do not significantly affect decisions regarding other elements of compensation.

Stock Ownership Guidelines

The CGN Committee and the Board of Directors have adopted stock ownership guidelines for our officers and directors. Under those guidelines, nonemployee directors must hold 100% of their restricted stock units until they cease to be a director. The Chief Executive Officer and the Chief Financial Officer and Executive Vice President are expected to hold shares of Cabot Common Stock with a market value equal to a minimum of eight times their annual base salary. All Senior Vice Presidents and Vice Presidents are expected to hold shares of Cabot Common Stock with a market value equal to a minimum of five times their annual base salary. All other executive officers are expected to hold shares of Cabot Common Stock with a market value equal to a minimum of three times their annual base salary.

No sales will be approved if such sale would cause the officer’s holdings to go below the minimum required shares and the required minimum level of ownership is expected to be maintained at all times. For newly-appointed or promoted executive officers, there is a five year phase-in period, during which time they are expected to hold 50% of value, in shares, of the after-tax shares received upon the vesting of the TSR awards until such time as they have accumulated the required multiple of their base salaries for their respective positions, likewise maintaining that level of ownership, once achieved.

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Each of our NEOs exceeds the stock ownership required by the guidelines, as illustrated by the following graph:

Anti-hedging Policy

We have a policy prohibiting directors and officers from speculative trading in Company securities, including hedging transactions, short selling, and trading in put options, call options, swaps or collars. To our knowledge, all directors and executive officers are in compliance with the policy. The Company’s policy also strongly discourages all other employees from engaging in hedging activities in our stock and any such transaction requires notice and pre-approval, and will only be considered with a valid justification. We are not aware of any hedging activities by our employees in 2017.

Executive Compensation Business Risk Review

The ownership stake in the Company provided by our equity-based compensation, the extended vesting of these awards and our stock ownership guidelines are designed to align the interests of our NEOs with our shareholders, maximize performance and promote executive retention. At the same time, the Committee believes, with the concurrence of our independent consultant, that our executive compensation program does not encourage management to take unreasonable risks related to the Company’s business. The factors that support this conclusion are our focus on long-term incentive compensation, our use of balanced long-term incentives, metric diversification and capped opportunities in our annual bonus plan and long-term incentives and our stock ownership guidelines.

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Compensation Committee Report

The following report of the Compensation Committee of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules, except for the required disclosure in this Proxy Statement, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”), and the information shall not be deemed to be incorporated by reference into any filing made by the company under the Securities Act of 1933 or the Exchange Act.

The Compensation Committee of the Board of Directors has reviewed and discussed with management the above Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

The Compensation Committee

Rhys J. Best (Chairman)

Dorothy M. Ables

W. Matt Ralls
Marcus A. Watts (as of October 25, 2017)

February 20, 2018

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EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the CEO, the CFO and the next three most highly compensated executive officers (“NEOs”) for the fiscal year ended December 31, 2017. Cash bonus amounts paid under the Company’s 2014 Incentive Plan, which are listed in the column titled “Non-Equity Incentive Plan Compensation,” were determined by the Committee at its February 2018 meeting for 2017 performance and, to the extent not deferred by the executive, were paid out shortly thereafter. For additional information about non-equity incentive plan compensation, see “Annual Cash Incentive Bonus” above.

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)	($)(3)	($)	($)(4)	($)
Dan O. Dinges	2017	960,580	—	8,709,748	—	2,437,500	—	293,205	12,401,033
Chairman, President and	2016	900,016	—	8,327,237	—	1,856,250	—	228,334	11,311,837
Chief Executive Officer	2015	900,016	—	6,573,177	—	1,237,500	—	288,048	8,998,741
Scott C. Schroeder	2017	535,590	—	3,981,597	—	1,100,000	—	165,258	5,782,445
Executive Vice President	2016	475,010	—	3,843,343	—	783,750	—	129,845	5,231,948
and Chief Financial Officer	2015	475,010	—	3,033,773	—	522,500	—	174,646	4,205,929
Jeffrey W. Hutton	2017	379,240	—	995,393	—	577,500	—	106,461	2,058,594
Senior Vice President,	2016	355,014	—	980,044	—	439,310	—	92,130	1,866,498
Marketing	2015	355,014	—	783,720	—	292,875	—	121,624	1,553,233
Phillip L. Stalnaker	2017	378,276	—	995,393	—	577,500	—	91,580	2,042,749
Senior Vice President,	2016	350,002	—	960,831	—	433,130	—	79,275	1,823,238
North Region	2015	344,234	—	758,443	—	288,750	—	101,197	1,492,624
Steven W. Lindeman	2017	378,276	—	995,393	—	577,500	—	96,847	2,048,016
Senior Vice President,	2016	342,310	—	960,831	—	433,130	—	71,675	1,807,946
South Region and Engineering	2015	304,811	—	556,181	—	221,650	—	90,671	1,173,313

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(1)	Cash bonuses paid pursuant to the 2014 Incentive Plan for 2017, 2016 and 2015 annual performance are listed under the column “Non-Equity Incentive Plan Compensation.”

(2)	The amounts in this column reflect the grant date fair value with respect to both the TSR and the hybrid performance share awards for the relevant fiscal year in accordance with the FASB ASC Topic 718. The grant date fair value of the hybrid performance share awards was the closing stock trading price on the date of grant. The grant date fair values per share used to compute the amounts in this column for the two types of performance shares are as follows:

Grant Date	Grant Date Fair Value per Share (Hybrid)	Grant Date Fair Value per Share (TSR)
February 19, 2015	$27.71	28.23
February 17, 2016	$20.49	30.09
February 22, 2017	$22.60	31.80

The TSR performance shares, including the liability component for cash payments over 100% of target, were valued using a Monte Carlo model. Assumptions used in the Monte Carlo model for the TSR performance share awards, as well as additional information regarding accounting for performance share awards, are included in Note 13 of the Notes to the Consolidated Financial Statements included in the Company’s Form 10-K for the years shown. The Monte Carlo model values for the TSR performance share awards are used solely for financial reporting purposes and are not used by the Compensation Committee of our Board when determining grants. The Committee used closing stock price on the date of grant to set the target TSR performance share awards for each of the NEOs for 2016, as follows: Mr. Dinges, $6,500,000; Mr. Schroeder, $3,000,000; Mr. Hutton, $765,000; Mr. Stalnaker, $750,000; and Mr. Lindeman, $750,000.

(3)	The amounts in this column reflect cash incentive awards to the NEOs under the 2014 Incentive Plan, which is discussed in detail above under “Annual Cash Incentive Bonus.”

(4)	The amounts in this column include the Company’s matching contribution to the Savings Investment Plan (401(k) plan), which is discussed above under “Elements of Post-Termination Compensation-Savings Investment Plan.” For 2017, such contribution totaled $16,200 for each NEO. The amounts also include the 9% Company retirement contribution to the 401(k) plan or to the deferred compensation plan, to the extent in excess of the 401(k) plan limits. Such contribution for 2017 totaled $253,515 for Mr. Dinges; $118,741 for Mr. Schroeder; $73,670 for Mr. Hutton; $68,206 for Mr. Stalnaker and $73,027 for Mr. Lindeman. The amounts also include for each NEO some or all of the following:
●	Premiums paid on executive term life insurance;
●	Club dues;
●	Executive physical examination for the NEOs and their spouses;
●	A financial and tax planning stipend of up to $3,000 per year; and
●	Accrued dividends on unvested awards paid on stock awards that vested during the year.

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CEO Pay Ratio

The table below sets forth comparative information regarding:

●	the annual total compensation of our CEO, Mr. Dinges, for the year ended December 31, 2017, determined using the amount reported in the “Total” column of the Summary Compensation Table above;

●	the median of the annual total compensation of all employees of the Company and its consolidated subsidiaries, excluding our CEO, for the year ended December 31, 2017, determined on the basis described below; and

●	a ratio comparison of those two amounts, each as determined in accordance with rules prescribed by the SEC.

For purposes of determining the median of the annual total compensation of all employees of the Company and its consolidated subsidiaries, excluding our CEO, for the year ended December 31, 2017, the applicable SEC rules require us to identify the median employee, by using either annual total compensation for all such employees or another consistently applied compensation measure. In identifying the median employee, we:

●	used total taxable earnings reported on each employees’ W-2, as determined from the Company’s payroll records for the period from January 1, 2017 through December 31, 2017 (the “Measurement Date”), as our consistently applied compensation measure;

●	included equity-based incentive compensation awards, but, because those awards are not widely distributed to our employees, those awards did not impact the determination of the median employee;

●	included all employees of the Company and its consolidated subsidiaries as of the Measurement Date, whether employed on a full-time, part-time or seasonal basis;

●	did not make any assumptions, adjustments, or estimates with respect to total taxable earnings;

●	did not annualize the compensation for any full-time employees that were not employed by us for all of 2017; and

●	did not use statistical sampling or include any cost of living adjustments.

After identifying the median employee, based on the process described above, we calculated annual total compensation for that employee using the same methodology we used for determining total compensation for 2017 for our named executive officers as set forth in the Summary Compensation Table.

CEO annual total compensation (A)	$12,401,033
Median annual total compensation of all employees (excluding CEO) (B)	$75,891
Ratio of (A) to (B)	163:1

The Company believes that the CEO pay ratio above is a reasonable estimate calculated in a manner consistent with rules prescribed by the SEC.

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2017 Grants of Plan-Based Awards

The table below reports all grants of plan-based awards made during 2017. All grants of awards were made under the Company’s 2014 Incentive Plan.

									All Other
									Option
								All Other	Awards:	Exercise	Grant Date
								Stock	Number of	or Base	Fair Value
					Estimated Future Payouts			Awards:	Securities	Price of	of Stock
		Estimated Possible Payouts Under			Under Equity Incentive Plan			Number	Underlying	Option	and Option
		Non-Equity Incentive Plan Awards			Awards			of Shares	Options	Awards	Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)(1)	(#)	(#)(2)	(#)(3)	(#)	(#)	($/Sh)	($)(4)
Dan O.	02/22/2017	0	1,218,750	3,046,875
Dinges	02/22/2017				0	185,841	371,682				5,909,744
	02/22/2017					123,894					2,800,004
Scott C.	02/22/2017	0	550,000	1,375,000
Schroeder	02/22/2017				0	84,956	169,912				2,701,601
	02/22/2017					56,637					1,279,996
Jeffrey W.	02/22/2017	0	288,750	721,875
Hutton	02/22/2017				0	21,239	42,478				675,400
	02/22/2017					14,159					319,993
Phillip L.	02/22/2017	0	288,750	721,875
Stalnaker	02/22/2017				0	21,239	42,478				675,400
	02/22/2017					14,159					319,993
Steven W.	02/22/2017	0	288,750	721,875
Lindeman	02/22/2017				0	21,239	42,478				675,400
	02/22/2017					14,159					319,993
(1)	Amounts in this column represent a bonus payout of 250% of target. See discussion of the bonus factor applicable to the 2017 annual cash incentive bonus in the “Compensation Discussion and Analysis” above under “Annual Cash Incentive Bonus.” See also the actual bonus awards for 2017 in the “Non-Equity Incentive Plan Compensation” column of the “2017 Summary Compensation Table” above.
(2)	The first amount in this column for each NEO represents 100% of TSR performance shares, which will be paid out based on the relative total shareholder return on the Company’s stock over the three-year period from January 1, 2017 to December 31, 2019, if the Company’s total shareholder return ranks 9th or higher out of its peer group of seventeen companies, including the Company. The second amount in this column for each NEO represents 100% of hybrid performance shares, which vest 25% on each of the first and second anniversaries of the date of grant and 50% on the third anniversary of the date of grant, provided the Company has $100 million or more operating cash flow in the fiscal year prior to the vesting date.
(3)	Amounts in this column represent 200% of the targeted TSR performance shares, although amounts earned in excess of 100% up to 200% are paid in cash, rather than shares, based on the closing trading prices of a share of Common Stock on the last day of the performance period. See discussion of the additional terms of the TSR performance shares below.
(4)	The amounts in this column reflect the grant date fair value of the TSR performance shares and the hybrid performance shares granted in 2017, as computed in accordance with ASC Topic 718. The TSR performance share awards were valued using a Monte Carlo model and the grant date fair value per share used for financial reporting purposes was $31.80. The hybrid performance share awards were valued using the Company’s closing stock trading price on the date of grant, which was $22.60. Additional assumptions used in the Monte Carlo model for TSR performance shares and other assumptions used in the calculation of these amounts, are included in Note 13 of the Notes to the Consolidated Financial Statements included in the Form 10-K for the period ended December 31, 2017.

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TSR performance shares

The TSR performance shares awarded in 2017 have a three-year performance period, which commenced January 1, 2017 and ends December 31, 2019. Each TSR performance share represents the right to receive, after the end of the performance period, from 0% to 200% of a share of Common Stock (with amounts over 100% paid in cash), based on the Company’s performance. The performance criteria that determines the payout per performance share is the relative total shareholder return on the Company’s Common Stock as compared to the total shareholder return on the common equity of each company in a comparator group. For this purpose, total shareholder return is expressed as a percentage equal to common stock price appreciation as averaged for the first and last month of the performance period, plus dividends (on a cumulative reinvested basis).

The comparator group consists of the companies listed above under “Industry Peer Group.” If any member of the comparator group ceases to have publicly traded common stock or if as a result of other business transactions becomes incomparable, it may be removed from the comparator group and a replacement company added by the Compensation Committee, or the Committee may decide to reduce the peer group to the remaining companies.

After the end of the performance period, the Company will issue shares of Common Stock and pay cash in respect of each TSR performance share based on the relative ranking of the Company versus the comparator group for total shareholder return during the performance period using the following scale:

Company Relative Placement	Percent Performance Shares	Value Consideration
1–2 (highest)	200%	100% stock / 100% cash
3	185%	100% stock / 85% cash
4	170%	100% stock / 70% cash
5	155%	100% stock / 55% cash
6	140%	100% stock / 40% cash
7	125%	100% stock / 25% cash
8	110%	100% stock / 10% cash
9	100%	Stock
10	90%	Stock
11	75%	Stock
12	60%	Stock
13	45%	Stock
14	30%	Stock
15	15%	Stock
16–17 (lowest)	0%

As noted above, in the event of a relative ranking of 1 through 8, corresponding to a percentage payout above 100%, a share of TSR performance stock will entitle the participant to receive one full share of Common Stock with respect to the first 100% of the payout and the balance of the payout in cash, in an amount based on the fair market value of a share of Common Stock at the end of the performance period. The Committee certifies the Company’s relative placement and the resulting level of achievement of the performance share awards prior to the issuance of Common Stock and cash, if any.

If a participant is not an employee on the last day of the performance period due to death, disability or retirement, Common Stock will be issued on the original performance period schedule and the level of payout will be determined as with all other participants, except that (i) if the participant retires and thereafter accepts an offer of employment from a competitor at any time prior to the receipt of Common Stock, the participant will forfeit the right to receive such Common Stock and (ii) in the case of a retirement, the participant must be an employee on December 31st of the year the award is granted in order to continue vesting in the award. If a participant is not an employee on the date the Compensation Committee certifies the Company’s achievement level with respect to the TSR performance shares due to any other voluntary or involuntary termination, no Common Stock or

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cash will be issued in respect of the participant’s TSR performance share award unless otherwise determined by the Compensation Committee. Prior to the issuance of shares of Common Stock in respect of a TSR performance share award, the participant will have no right to vote or receive dividends on the shares. The TSR performance share award may not be assigned or transferred except by will or the laws of descent and distribution. In the event of a Change In Control (as defined) all unvested TSR performance shares shall vest to the extent of actual performance as of the Change In Control.

Actual performance as of the Change In Control is based on the greater of (i) total shareholder return through the end of the month prior to the Change In Control or (ii) total shareholder return through the end of the month prior to the Change In Control calculated using the value realized by shareholders in the Change In Control event. In the event the Company ceases to have publicly traded Common Stock as a result of a business combination or other extraordinary transaction, the performance period will be terminated effective upon the date of such cessation.

Hybrid performance shares

The hybrid performance shares awarded in 2017 vest 25% on each of the first two anniversaries of the date of grant and 50% on the third anniversary of the date of grant, provided the Company has $100 million or more operating cash flow in the fiscal year prior to the vesting date. If the performance metric is not met in any given year, then the respective tranche of hybrid performance shares will be forfeited. Unvested hybrid performance shares will be forfeited if, during the three-year vesting period, the executive voluntarily leaves the Company. In the event of an involuntary termination by the Company, the Compensation Committee will determine whether the unvested hybrid performance shares will be forfeited. In the event of an employment termination due to death, disability or retirement, all unvested hybrid performance shares will vest in accordance with the original vesting schedule except that (i) if the participant retires and thereafter accepts an offer of employment from a competitor at any time prior to the receipt of hybrid performance shares, the participant will lose the right to receive such hybrid performance shares and (ii) in the case of a retirement, the participant must be an employee on December 31st of the year the award is granted in order to continue vesting in the award. Prior to vesting, the participant has no right to vote or receive dividends on such shares but the unvested shares accrue dividends that are paid in cash upon vesting. Accrued dividends are forfeited if the shares never vest. The hybrid performance shares may not be assigned or transferred except by will or the laws of descent and distribution. In the event of a Change In Control (as defined), the unvested hybrid performance shares will vest.

In the event of any merger, reorganization, recapitalization, separation, liquidation, stock dividend, share combination or other change in the corporate structure of the Company affecting the performance shares, the number of performance shares will be equitably adjusted by the Compensation Committee to prevent dilution or enlargement of rights.

For additional information about the treatment of certain of Mr. Dinges’ awards in the event of an employment termination, see “Potential Payments Upon Termination or Change In Control” below.

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Outstanding Equity Awards at Fiscal Year-End 2017

The table below reports for each NEO outstanding equity awards at December 31, 2017.

	Option Awards					Stock Awards
			Equity				Market
			Incentive				Value of
	Number of		Plan Awards:			Number	Shares	Equity Incentive	Equity Incentive
	Securities	Number of	Number of			of Shares	or Units	Plan Awards:	Plan Awards:
	Underlying	Securities	Securities			or Units	of Stock	Number of	Market or Payout
	Unexercised	Underlying	Underlying			of Stock	That	Unearned Shares,	Value of Unearned
	Options	Unexercised	Unexercised	Option		That	Have	Units or Other	Shares, Units or
	(#)	Options	Unearned	Exercise	Option	Have Not	Not	Rights That Have	Other Rights That
	Exercisable	(#)	Options	Price	Expiration	Vested	Vested	Not Vested	Have Not Vested
Name	(1)	Unexercisable	(#)	($)	Date	(#)	($)	(#)(2)	($)(3)
Dan O.								376,178	10,758,691
Dinges								265,978	7,606,971
Scott C.								172,804	4,942,194
Schroeder								122,214	3,495,320
Jeffrey W.								43,640	1,248,018
Hutton								30,954	885,284
Phillip L.	10,492	—	—	17.59	2/16/2019
Stalnaker
								43,201	1,235,549
								30,553	873,816
Steven W.	8,278	—	—	17.59	2/16/2019
Lindeman
								43,201	1,235,549
								29,110	832,546

(1)	Amounts in this column represent the exercisable portion of SARs granted in various years, all of which were fully vested as of December 31, 2015 and have a seven-year term. SARs must be exercised within 90 days if the executive voluntarily leaves the Company. In the event of an involuntary termination by the Company, the Compensation Committee may extend the exercise period for vested SARs to the earlier of 36 months or the expiration of the term of the SAR. In the event of death, retirement or disability, the exercise period will be the earlier of 36 months or the expiration of the term of the SAR, except that if the participant retires and thereafter accepts an offer of employment from a competitor at any time prior to the exercise of the SARs, the participant will lose the right to exercise any remaining SARs and the remaining SARs shall be forfeited. The SAR awards may not be assigned or transferred except by will or the laws of descent and distribution. In the event of a Change In Control, all vested SARs will remain exercisable throughout the term of the SAR, provided the Company’s Common Stock is still trading on a national stock exchange.
(2)	The first amount in this column for each NEO is TSR performance share awards. The terms and conditions of the TSR performance share awards are described in the narrative following the “2017 Grants of Plan-Based Awards” table above. The TSR performance shares vest, if at all, for each executive as follows (assuming 100% payout):

Date	Dan O. Dinges	Scott C. Schroeder	Jeffrey W. Hutton	Phillip L. Stalnaker	Steven W. Lindeman
12/31/2018	190,337	87,848	22,401	21,962	21,962
12/31/2019	185,841	84,956	21,239	21,239	21,239

The second amount in this column for each NEO is hybrid performance shares. The terms and conditions of the hybrid performance share awards are described in the narrative following the “2017 Grants of Plan-Based Awards” table above. The hybrid performance shares vest, if at all, for each executive as follows:

Date	Dan O. Dinges	Scott C. Schroeder	Jeffrey W. Hutton	Phillip L. Stalnaker	Steven W. Lindeman
2/22/2018	30,973	14,159	3,539	3,539	3,539
2/22/2019	30,974	14,159	3,540	3,540	3,540
2/22/2020	61,947	28,319	7,080	7,080	7,080
2/17/2018	31,723	14,641	3,734	3,660	3,660
2/17/2019	63,446	29,283	7,467	7,321	7,321
2/19/2018	46,915	21,653	5,594	5,413	3,970
(3)	Market value is based on the $28.60 per share closing price of the Company’s Common Stock on December 30, 2017.

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2017 Option Exercises and Stock Vested

The table below reports stock options that were exercised and performance shares that vested during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dan O. Dinges	294,804	4,391,940	226,356(2)	5,985,920(2)(3)
Scott C. Schroeder	—	—	101,839(2)	2,702,566(2)(3)
Jeffrey W. Hutton	39,642	550,812	27,242(2)	719,492(2)(3)
Phillip L. Stalnaker	16,228	232,060	26,056(2)	689,269(2)(3)
Steven W. Lindeman	11,156	164,439	19,964(2)	525,105(2)(3)
(1)	The amounts in this column relate to exercises of SARs and represent the difference between the closing price of the Company’s Common Stock on the dates of exercise and the exercise price of the SARs, multiplied by the number of shares of Common Stock underlying the SARs exercised. These amounts do not indicate that there was a sale of these shares by the NEO.
(2)	Represents the number of shares and value realized for: (a) TSR performance shares, the performance period for which was January 1, 2015 through December 31, 2017 and which paid out at 140% of target upon the Compensation Committee’s certification of the results on January 3, 2018, and (b) hybrid performance shares that vested in February 2017, upon the Compensation Committee’s certification of the performance metric of achieving at least $100 million of operating cash flow in 2016.
(3)	These amounts represent the closing price of the Company’s Common Stock on the vesting dates times the number of shares acquired and do not indicate that there was a sale of these shares by the NEO.

2017 Nonqualified Deferred Compensation

The table below reports NEO contributions, Company contributions, earnings, and aggregate balances in the Company’s deferred compensation plan for 2017.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last FYE ($)(5)
Dan O. Dinges	0	233,715	2,475,489	0	13,682,817
Scott C. Schroeder	0	98,941	1,456,647	0	8,222,160
Jeffrey W. Hutton	0	53,870	5,300	0	1,046,797
Phillip L. Stalnaker	53,564	48,406	97,409	0	775,072
Steven W. Lindeman	0	53,227	66,662	0	416,880
(1)	Amounts reported in this column are included in the Summary Compensation Table as salary and non-equity incentive plan compensation, as applicable.
(2)	Amounts reported in this column are included in the Summary Compensation Table as all other compensation.
(3)	Amounts reported in this column are not included in the Summary Compensation Table.
(4)	Distribution pursuant to election by the NEO.
(5)	Of the aggregate deferred compensation balances in this column, the following amounts represent cumulative executive contributions for all years: Mr. Dinges, $4,833,437; Mr. Schroeder, $2,592,540; Mr. Hutton, $553,350; Mr. Stalnaker, $274,691; and Mr. Lindeman, $2,875.

Up to 100% of salary and annual cash incentive bonus are permitted to be deferred into the deferred compensation plan, subject to payment of social security, medicare, incomes taxes (on compensation not deferred) and employee benefit plan withholding requirements. Prior to June 1, 2008, TSR performance shares were permitted to be deferred into the deferred compensation plan. The Company also makes contributions to make up for certain matching and profit-sharing contributions which, due to U.S. Internal Revenue Service limitations, cannot be contributed to the Company’s tax-qualified 401(k) plan. Earnings on the deferred balances are determined by the executive’s investment selections at the time of deferral. The Company holds deferred amounts and earnings thereon as corporate assets, which are invested as elected by the executive. For 2017, the investment options and their respective rates of return follow:

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Fund Name	Rate of Return	Fund Name	Rate of Return
Cabot Oil and Gas Stock	23.26%	Fidelity Freedom K® Income Fund	5.18%
Davis New York Venture Fund Class Y	22.48%	Fidelity® 500 Index Fund - Premium Class	21.79%
Fidelity Freedom K® 2005 Fund	10.45%	Fidelity® Capital Appreciation Fund - Class K	24.06%
Fidelity Freedom K® 2010 Fund	12.52%	Fidelity® International Discovery Fund - Class K	31.86%
Fidelity Freedom K® 2015 Fund	14.30%	Fidelity® Extended Market Index Fund - Premium Class	18.18%
Fidelity Freedom K® 2020 Fund	15.71%	Fidelity® Global ex U.S. Index Fund - Premium Class	27.35%
Fidelity Freedom K® 2025 Fund	16.87%	Fidelity® Money Market Trust Retirement Government Money Market II Portfolio	0.51%
Fidelity Freedom K® 2030 Fund	19.86%	Fidelity® Real Estate Index Fund - Premium Class	3.72%
Fidelity Freedom K® 2035 Fund	22.01%	Fidelity® U.S. Bond Index Fund - Premium Class	3.47%
Fidelity Freedom K® 2040 Fund	22.38%	Glenmede Small Cap Equity Portfolio Institutional Class	15.98%
Fidelity Freedom K® 2045 Fund	22.36%	John Hancock Funds Disciplined Value Fund Class R6	19.33%
Fidelity Freedom K® 2050 Fund	22.33%	Lord Abbett Mid Cap Stock Fund Class I	7.29%
Fidelity Freedom K® 2055 Fund	22.37%	Oakmark Equity And Income Fund Investor Class	14.46%
Fidelity Freedom K® 2060 Fund	22.21%	Oakmark Fund Investor Class	21.14%

Distributions from the deferred compensation plan are based on the executive’s election at the time of deferral. Distribution elections may be modified, provided that the modification is made at least one year prior to the original time elected and the new election is moved out at least five years past the original time-based distribution election. Distribution elections can only be delayed not accelerated.

Potential Payments Upon Termination or Change In Control

Change In Control Benefits

The Company has entered into change in control agreements with each NEO and certain other officers of the Company. The Committee believes that these agreements encourage these executives to remain employed and to carry out their duties with the Company in the event of a change in control of the Company and during circumstances suggesting a change in control might occur. The Committee believes this program is important to maintaining strong leadership in those situations.

In the agreements, a “change in control” is generally defined to include:

●	any person or group becoming the beneficial owner of 35% or more of either the Company’s Common Stock or the combined voting power of the Company’s outstanding voting securities, with certain exceptions;
●	specified changes in a majority of the members of the Board of Directors;
●	a reorganization, merger or consolidation or sale or other disposition of substantially all of the Company’s assets being consummated, unless, following the transaction:
-

the persons who were the beneficial owners of the Company prior to the transaction continue to own at least 50% of the Common Stock or other securities entitled to vote in the election of directors of the resulting entity in substantially the same proportions as prior to the transaction,

	-	no individual or entity (other than an entity resulting from the transaction) beneficially owns 35% or more of the common equity or voting power of the entity resulting from the transaction, except to the extent that such ownership existed prior to the transaction, and
	-	at least a majority of the members of the Board of Directors of the entity resulting from the transaction were members of the Company’s Board at the time the transaction was approved or entered into; and
●	a liquidation or dissolution of the Company.

The agreements provide that, in the event of a change in control or upon an occurrence deemed to be in anticipation of a change in control, the executives will receive certain benefits, provided that their employment is terminated within two years of such event. The executive will receive these benefits unless termination is:

●	for cause;
●	voluntary on the part of the executive (but not a constructive termination without cause); or
●	due to death or disability.

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Benefits under the change in control agreements generally include:

●	a lump-sum cash payment equal to three times the sum of:
	-	the executive’s base salary in effect immediately prior to the change in control or the executive’s termination, whichever is greater, and
	-	the greater of (1) the executive’s target bonus for the year during which the change in control occurred or, if greater, the year during which the executive’s termination occurred, or (2) the executive’s actual bonus paid in any of the three fiscal years immediately preceding the change in control or, if termination of employment occurs prior to a change in control, termination of employment;
●	three years of continued medical, dental and life insurance coverage at the premium rate applicable to active executives; and
●	outplacement assistance in an amount up to 15% of the executive’s base salary.

Beginning in 2010, the Company ceased entering into agreements containing tax gross-up payments on payments to executives by the Company upon a change in control. The agreements in place prior to that time with all of the NEOs provide that in the event that excise taxes apply to payments to the executives by the Company upon a change in control, the Company will make an additional tax gross-up payment to the executive in an amount necessary to leave the executive “whole,” as if no excise tax had applied. No payments have been made to any of the NEOs under these agreements.

The award agreements for all of the NEOs’ long-term equity awards also include provisions for the immediate vesting of all unvested awards upon the change in control event, as follows:

●	payment with respect to traditional performance shares based on performance through the change in control event as more fully described above under “Grants of Plan-Based Awards;”
●	immediate vesting and exercisability of all of the executive’s stock options and SAR awards, with exercisability extended for the full term of the award;
●	immediate vesting and lapse of restrictions on any outstanding restricted stock grants; and
●	immediate vesting of any outstanding hybrid performance shares.

For a more detailed discussion of the terms of these awards, see above under “Grants of Plan-Based Awards.”

CEO Employment Agreement

In addition to a change in control agreement, we have entered into an employment agreement with Mr. Dinges. Under the terms of Mr. Dinges’ employment agreement, in the event of a change in control, Mr. Dinges will receive the more generous of the benefits and payments, as determined on a benefit-by-benefit basis, under either his change in control agreement or his employment agreement, but not both. The employment agreement provides that if Mr. Dinges terminates his employment for good reason (as defined) or if the Company terminates his employment other than for cause (as defined), Mr. Dinges will receive:

●	a lump-sum cash payment equal to two times his annual base salary plus two times his annual target bonus;
●	a 24-month continuation of medical and life insurance programs at the premium rate applicable to active executives;
●	full vesting of all of his restricted stock awards;
●	full vesting of all of his stock option awards and SAR awards, with exercisability extending for 36 months following termination (or the expiration of the original term, if earlier); and
●	full vesting of all of his performance shares, subject to the payout provisions in the underlying award agreements.

Potential Payments to NEOs

The tables below reflect the compensation payable to each NEO upon voluntary termination, retirement, involuntary not-for-cause termination, for cause termination, termination following a change in control and in the event of disability or death of the executive. The table reflects the amounts that would have been paid to each NEO assuming the event occurred on December 31, 2017. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

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DAN O. DINGES, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
Executive Benefit and Payments Upon Separation	Voluntary Termination for Good Reason	Voluntary Termination	Retirement (1)	Involuntary Not For Cause Termination	For Cause Termination	Change In Control (2)	Disability	Death
Compensation
Multiple of Salary (0x, 2x or 3x)	$1,950,000	—	—	$1,950,000	—	$2,925,000	—	—
Multiple of Bonus (-x, 2x or 3x)	$3,712,500	—	—	$3,712,500	—	$5,568,750	—	—
Long-Term Incentive Compensation
Performance Share Vesting(3)	$18,365,662	—	$18,365,662	$18,365,662	—	$18,365,662	$18,365,662	$18,365,662
Benefits & Perquisites
Payout of Deferred Compensation(4)	$13,682,817	$13,682,817	$13,682,817	$13,682,817	$13,682,817	$13,682,817	$13,682,817	$13,682,817
Health, Life, and Welfare Benefits Continuation	$35,284	—	—	$35,284	—	$52,927	—	—
Excise Tax & Gross-Up	—	—	—	—	—	—	—	—
Outplacement Services	—	—	—	—	—	$135,000	—	—
Earned Vacation	—	—	—	—	—	—	—	—
Total	$37,746,263	$13,682,817	$32,048,479	$37,746,263	$13,682,817	$40,730,156	$32,048,479	$32,048,479
(1)	Mr. Dinges was retirement eligible on December 31, 2017.
(2)	Amounts in this column representing accelerated vestings of long-term incentive compensation will occur immediately upon the change in control event, pursuant to the terms of the awards.
(3)	The amounts set forth in this row represent a payout at achievement of 100% of pre-established performance objectives. Under normal conditions, the actual payout of the TSR performance awards will occur at the end of the relevant performance period, and may be higher or lower than 100% (up to a maximum of 200%) depending on the Company’s actual TSR ranking for the performance period. However, in the event of a change in control, the performance period will be shortened and payout will occur immediately following the change in control based on the greater of (i) TSR through the end of the month prior to the change in control, or (ii) TSR through the end of the month prior to the change in control using the value realized by shareholders in the change in control event. For hybrid performance shares, receipt of the full payout will occur at the original vesting dates set forth in the award agreements only if the relevant operating income targets are achieved, except in the case of a change in control, in which case full payout will be made immediately upon the change in control. These values were computed using the closing price of the Company’s Common Stock on December 29, 2017 of $28.60.
(4)	Amounts in this row represent earned compensation voluntarily deferred by the NEO under the terms of the deferred compensation plan. For more information, see “2017 Nonqualified Deferred Compensation” above. For termination of employment due to retirement, payment of the deferred compensation is based upon the NEO’s election at the time of deferral. For all other terminations of employment, payment of the deferred compensation is in a lump sum six months from the date of termination.

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SCOTT C. SCHROEDER, EXECUTIVE VICE PRESIDENT AND CFO
Executive Benefit and Payments Upon Separation	Voluntary Termination	Retirement (1)	Involuntary Not For Cause Termination	For Cause Termination	Change In Control (2)	Disability	Death
Compensation
Multiple of Salary (0x or 3x)	—	—	—	—	$1,650,000	—	—
Multiple of Bonus (0x or 3x)	—	—	—	—	$2,351,250	—	—
Long-Term Incentive Compensation
Performance Share Vesting(3)	—	$8,437,514	—	—	$8,437,514	$8,437,514	$8,437,514
Benefits & Perquisites
Payout of Deferred Compensation(4)	$8,222,160	$8,222,160	$8,222,160	$8,222,160	$8,222,160	$8,222,160	$8,222,160
Health, Life, and Welfare Benefits Continuation	—	—	—	—	$81,753	—	—
Excise Tax & Gross-Up	—	—	—	—	—	—	—
Outplacement Services	—	—	—	—	$71,250	—	—
Earned Vacation	$3,012	$3,012	$3,012	$3,012	$3,012	$3,012	$3,012
Total	$8,225,172	$16,662,686	$8,225,172	$8,225,172	$20,816,939	$16,662,686	$16,662,868

(1)	Mr. Schroeder was retirement eligible on December 31, 2017.
(2)	Amounts in this column representing accelerated vestings of long-term incentive compensation will occur immediately upon the change in control event, pursuant to the terms of the awards.
(3)	The amounts set forth in this row represent a payout at achievement of 100% of pre-established performance objectives. Under normal conditions, the actual payout of the TSR performance awards will occur at the end of the relevant performance period, and may be higher or lower than 100% (up to a maximum of 200%) depending on the Company’s actual TSR ranking for the performance period. However, in the event of a change in control, the performance period will be shortened and payout will occur immediately following the change in control based on the greater of (i) TSR through the end of the month prior to the change in control, or (ii) TSR through the end of the month prior to the change in control using the value realized by shareholders in the change in control event. For hybrid performance shares, receipt of the full payout will occur at the original vesting dates set forth in the award agreements only if the relevant operating income targets are achieved, except in the case of a change in control, in which case full payout will be made immediately upon the change in control. These values were computed using the closing price of the Company’s Common Stock on December 29, 2017 of $28.60.
(4)	Amounts in this row represent earned compensation voluntarily deferred by the NEO under the terms of the deferred compensation plan. For more information, see “2017 Nonqualified Deferred Compensation” above. For termination of employment due to retirement, payment of the deferred compensation is based upon the NEO’s election at the time of deferral. For all other terminations of employment, payment of the deferred compensation is in a lump sum six months from the date of termination.

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JEFFREY W. HUTTON, SENIOR VICE PRESIDENT, MARKETING
Executive Benefit and Payments Upon Separation	Voluntary Termination	Retirement (1)	Involuntary Not For Cause Termination	For Cause Termination	Change In Control (2)	Disability	Death
Compensation
Multiple of Salary (0x or 3x)	—	—	—	—	$1,155,000	—	—
Multiple of Bonus (0x or 3x)	—	—	—	—	$1,317,930	—	—
Long-Term Incentive Compensation
Performance Share Vesting(3)	—	$2,133,388	—	—	$2,133,388	$2,133,388	$2,133,388
Benefits & Perquisites
Payout of Deferred Compensation(4)	$1,046,797	$1,046,797	$1,046,797	$1,046,797	$1,046,797	$1,046,797	$1,046,797
Health, Life, and Welfare Benefits Continuation	—	—	—	—	$41,208	—	—
Excise Tax & Gross-Up	—	—	—	—	—	—	—
Outplacement Services	—	—	—	—	$53,250	—	—
Earned Vacation	$21,821	$21,821	$21,821	$21,821	$21,821	$21,821	$21,821
Total	$1,068,618	$3,202,006	$1,068,618	$1,068,618	$5,769,394	$3,202,006	$3,202,006
(1)	Mr. Hutton was retirement eligible on December 31, 2017.
(2)	Amounts in this column representing accelerated vestings of long-term incentive compensation will occur immediately upon the change in control event, pursuant to the terms of the awards.
(3)	The amounts set forth in this row represent a payout at achievement of 100% of pre-established performance objectives. Under normal conditions, the actual payout of the TSR performance awards will occur at the end of the relevant performance period, and may be higher or lower than 100% (up to a maximum of 200%) depending on the Company’s actual TSR ranking for the performance period. However, in the event of a change in control, the performance period will be shortened and payout will occur immediately following the change in control based on the greater of (i) TSR through the end of the month prior to the change in control, or (ii) TSR through the end of the month prior to the change in control using the value realized by shareholders in the change in control event. For hybrid performance shares, receipt of the full payout will occur at the original vesting dates set forth in the award agreements only if the relevant operating income targets are achieved, except in the case of a change in control, in which case full payout will be made immediately upon the change in control. These values were computed using the closing price of the Company’s Common Stock on December 29, 2017 of $28.60.
(4)	Amounts in this row represent earned compensation voluntarily deferred by the NEO under the terms of the deferred compensation plan. For more information, see “2017 Nonqualified Deferred Compensation” above. For termination of employment due to retirement, payment of the deferred compensation is based upon the NEO’s election at the time of deferral. For all other terminations of employment, payment of the deferred compensation is in a lump sum six months from the date of termination.

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PHILLIP L. STALNAKER, SENIOR VICE PRESIDENT, NORTH REGION
Executive Benefit and Payments Upon Separation	Voluntary Termination	Retirement (1)	Involuntary Not For Cause Termination	For Cause Termination	Change In Control (2)	Disability	Death
Compensation
Multiple of Salary (0x or 3x)	—	—	—	—	$1,155,000	—	—
Multiple of Bonus (0x or 3x)	—	—	—	—	$1,299,390	—	—
Long-Term Incentive Compensation
Performance Share Vesting(3)	—	$2,109,365	—	—	$2,109,365	$2,109,365	$2,109,365
Benefits & Perquisites
Payout of Deferred Compensation(4)	$775,072	$775,072	$775,072	$775,072	$775,072	$775,072	$775,072
Health, Life, and Welfare Benefits Continuation	—	—	—	—	$51,437	—	—
Excise Tax & Gross-Up	—	—	—	—	—	—	—
Outplacement Services	—	—	—	—	$52,500	—	—
Earned Vacation	$2,620	$2,620	$2,620	$2,620	$2,620	$2,620	$2,620
Total	$777,692	$2,887,057	$777,692	$777,692	$5,445,384	$2,887,057	$2,887,057
(1)	Mr. Stalnaker was retirement eligible on December 31, 2017.
(2)	Amounts in this column representing accelerated vestings of long-term incentive compensation will occur immediately upon the change in control event, pursuant to the terms of the awards.
(3)	The amounts set forth in this row represent a payout at achievement of 100% of pre-established performance objectives. Under normal conditions, the actual payout of the TSR performance awards will occur at the end of the relevant performance period, and may be higher or lower than 100% (up to a maximum of 200%) depending on the Company’s actual TSR ranking for the performance period. However, in the event of a change in control, the performance period will be shortened and payout will occur immediately following the change in control based on the greater of (i) TSR through the end of the month prior to the change in control, or (ii) TSR through the end of the month prior to the change in control using the value realized by shareholders in the change in control event. For hybrid performance shares, receipt of the full payout will occur at the original vesting dates set forth in the award agreements only if the relevant operating income targets are achieved, except in the case of a change in control, in which case full payout will be made immediately upon the change in control. These values were computed using the closing price of the Company’s Common Stock on December 29, 2017 of $28.60.
(4)	Amounts in this row represent earned compensation voluntarily deferred by the NEO under the terms of the deferred compensation plan. For more information, see “2017 Nonqualified Deferred Compensation” above. For termination of employment due to retirement, payment of the deferred compensation is based upon the NEO’s election at the time of deferral. For all other terminations of employment, payment of the deferred compensation is in a lump sum six months from the date of termination.

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STEVEN W. LINDEMAN, SENIOR VICE PRESIDENT, SOUTH REGION AND ENGINEERING
Executive Benefit and Payments Upon Separation	Voluntary Termination	Retirement (1)	Involuntary Not For Cause Termination	For Cause Termination	Change In Control (2)	Disability	Death
Compensation
Multiple of Salary (0x or 3x)	—	—	—	—	$1,155,000	—	—
Multiple of Bonus (0x or 3x)	—	—	—	—	$1,299,390	—	—
Long-Term Incentive Compensation
Performance Share Vesting(3)	—	$2,068,095	—	—	$2,068,095	$2,068,095	$2,068,095
Benefits & Perquisites
Payout of Deferred Compensation(4)	$416,880	$416,880	$416,880	$416,880	$416,880	$416,880	$416,880
Health, Life, and Welfare Benefits Continuation	—	—	—	—	$57,395	—	—
Excise Tax & Gross-Up(5)	—	—	—	—	—	—	—
Outplacement Services	—	—	—	—	$52,500	—	—
Earned Vacation	$10,765	$10,765	$10,765	$10,765	$10,765	$10,765	$10,765
Total	$427,645	$2,495,740	$427,645	$427,645	$5,060,025	$2,495,740	$2,495,740

(1)	Mr. Lindeman was retirement eligible on December 31, 2017.
(2)	Amounts in this column representing accelerated vestings of long-term incentive compensation will occur immediately upon the change in control event, pursuant to the terms of the awards.
(3)	The amounts set forth in this row represent a payout at achievement of 100% of pre-established performance objectives. Under normal conditions, the actual payout of the TSR performance awards will occur at the end of the relevant performance period, and may be higher or lower than 100% (up to a maximum of 200%) depending on the Company’s actual TSR ranking for the performance period. However, in the event of a change in control, the performance period will be shortened and payout will occur immediately following the change in control based on the greater of (i) TSR through the end of the month prior to the change in control, or (ii) TSR through the end of the month prior to the change in control using the value realized by shareholders in the change in control event. For hybrid performance shares, receipt of the full payout will occur at the original vesting dates set forth in the award agreements only if the relevant operating income targets are achieved, except in the case of a change in control, in which case full payout will be made immediately upon the change in control. These values were computed using the closing price of the Company’s Common Stock on December 29, 2017 of $28.60.
(4)	Amounts in this row represent earned compensation voluntarily deferred by the NEO under the terms of the deferred compensation plan. For more information, see “2017 Nonqualified Deferred Compensation” above. For termination of employment due to retirement, payment of the deferred compensation is based upon the NEO’s election at the time of deferral. For all other terminations of employment, payment of the deferred compensation is in a lump sum six months from the date of termination.
(5)	Mr. Lindeman became an officer in 2011, after we eliminated excise tax gross-ups for new officers, so this benefit does not apply to him.

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AUDIT COMMITTEE REPORT

The Audit Committee is composed of four independent, nonemployee directors. The Board of Directors has made a determination that the members of the Audit Committee satisfy the requirements of the NYSE listing standards as to independence, financial literacy and experience. The Board determined that one of the members of the Audit Committee, Mr. Kelley, is an “audit committee financial expert” as defined by rules of the SEC. The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, as amended from time to time by the Board of Directors, which is included on the Company’s website. The function of the Audit Committee is to review and report to the Board of Directors with respect to various auditing and accounting matters, including overseeing the integrity of the financial statements of the Company, the compliance by the Company with legal and regulatory requirements, the selection, independence, qualifications, performance and compensation of the Company’s independent registered public accounting firm and the performance of the Company’s internal audit function. The Audit Committee also reviews its charter annually. This is a report on the Audit Committee’s activities relating to 2017.

Review of Audited Financial Statements with Management

The Audit Committee reviewed and discussed the audited financial statements and management’s discussion and analysis of the Company’s financial condition and results of operations with the management of the Company.

Review of Financial Statements and Other Matters with Independent Registered Public Accounting Firm

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed as described in Statement on Auditing Standards (“SAS”) No. 16 - Communication with Audit Committees. The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP (“PWC”), the Company’s independent registered public accounting firm, required by applicable Public Company Accounting Oversight Board requirements regarding the firm’s communications with the Audit Committee concerning independence and has discussed with PWC the independent registered public accounting firm’s independence. These discussions included a review of all audit and non-audit services (including tax services) provided by PWC to the Company.

Recommendation that Financial Statements be Included in the Annual Report

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and filed with the SEC.

Audit Committee

Robert Kelley (Chairman)

Dorothy M. Ables

Robert S. Boswell

Amanda M. Brock (as of October 25, 2017)

February 20, 2018

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FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR SERVICES IN 2017 AND 2016

Fee Type*	2017	2016
Audit Fees(1)	$1,665,000	$1,703,500
Audit Related Fees(2)	$40,000	—
Tax Fees(3)	$375,066	$388,424
All Other Fees(4)	$211,919	$1,919
*	No pre-approved requirements were waived under the de minimis exception.
(1)	Consists of fees associated with the audits of our consolidated financial statements and reviews of our quarterly condensed consolidated financial statements within such years. These fees also include fees related to the issuance of comfort letters and consents associated with various documents filed with the SEC in 2016.
(2)	Consists of fees associated with our adoption of Accounting Standards Update No. 2014-9, Revenue from Contracts with Customers (Topic 606).
(3)	Consists of federal and state tax compliance and tax planning advice.
(4)	Consists of fees associated with implementation assessment services related to the implementation of our enterprise resource planning (ERP) system and an accounting research software license.

PROPOSAL 2	APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved and recommended the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm to examine the Company’s financial statements for 2018. The persons named in the accompanying proxy will vote in accordance with the choice specified thereon, or, if no choice is properly indicated, in favor of the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company. A representative of PricewaterhouseCoopers LLP is not expected to be in attendance at the Annual Meeting.

See “Audit Committee Report” above for further information.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF THE FIRM OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR ITS 2018 FISCAL YEAR.

PROPOSAL 3	TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The shareholders of the Company are entitled to vote at the Annual Meeting to approve the compensation of the Company’s NEOs, as disclosed in this Proxy Statement. The shareholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or the Board of Directors. Although the vote is non-binding, the Compensation Committee and the Board value the opinions of the shareholders and will consider the outcome of the vote when making future compensation decisions.

As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program is designed to:

●	Align executive compensation with our business strategy;
●	Encourage management to create sustained value for the shareholders while managing inherent business risks;

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●	Attract, retain, and engage talented executives; and
●	Support a long-term performance-based culture throughout the Company.

The executive compensation program seeks to align executive compensation with shareholder value on an annual and long-term basis through a combination of base pay, annual cash incentive bonus and long-term equity award incentives. The annual cash incentive bonus is based on Company-wide performance for year-over-year oil and natural gas reserve and production growth, along with absolute levels for finding costs and unit costs. For 2017, the aggregate bonus award pool for the annual cash incentive bonus was 200% of the target bonus.

In addition, in 2017 long-term incentive awards were comprised of (i) TSR performance shares, which are based on total shareholder return relative to an industry peer group over a three-year performance period, and (ii) hybrid performance shares, which are based on annual operating cash flow and vest over a three-year period.

At-risk compensation for the Chief Executive Officer in 2017 was targeted at 89% and for the other NEOs was targeted at an average of 74%. The Company also has several governance programs in place to align executive compensation with shareholder interests. These programs include: an annual advisory vote on executive compensation, stock ownership guidelines, a clawback policy, an anti-hedging policy, limited perquisites and the use of wealth accumulation spreadsheets. For information on the Company’s 2017 operational and financial accomplishments, see “Compensation Discussion and Analysis” above.

The advisory vote regarding the compensation of the NEOs described in this Proposal 3 will be approved if a majority of the shares present in person or by proxy at the meeting and entitled to vote on the proposal vote in favor of the proposal. Abstentions will have the same effect as votes against the proposal, but broker non-votes will not affect the outcome of the voting on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

CONFLICT OF INTEREST AND RELATED PERSON POLICIES

Under our Code of Business Conduct, directors, officers and employees are required to avoid situations that present a potential conflict between their personal interests and the interests of the Company. The Code requires that, at all times, directors, officers and employees make a prompt disclosure in writing to the Company’s Corporate Secretary of any fact or circumstance that may involve an actual or potential conflict of interest, as well as any information necessary to determine the existence or likely development of conflicts of interest. This specifically includes any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest. This requirement includes situations that create even the appearance of a conflict of interest.

For executive officers of the Company other than the CEO, the Corporate Secretary reviews the written disclosure described above with the CEO, and a determination is made whether to approve the transaction resulting in the conflict of interest or potential conflict of interest. The CEO and the Corporate Secretary may refer the matter to our Board of Directors as circumstances require. If the transaction involves the CEO or a member of the Board of Directors, the matter is referred to the full Board of Directors for review and approval. In each case the standard applied in approving the transaction is the best interests of the Company without regard to the interests of the individual officer or director involved in the transaction. These procedures for reviewing and approving conflict of interest transactions are based on the Company’s past practice and are not contained in any written policy.

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GENERAL INFORMATION

Why did I receive these proxy materials?

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Cabot Oil & Gas Corporation (the “Company”) of proxies for use at its 2018 Annual Meeting of Stockholders, to be held at the Company’s offices, 840 Gessner Road, Suite 1400, Houston, Texas 77024 on Wednesday, May 2, 2018, at 8:00 a.m. Central Time, or any adjournment or postponement thereof (the “Annual Meeting”). The purposes of the meeting, and information about the Company’s governance and executive compensation, are set forth in the accompanying Notice of Annual Meeting of Stockholders. Please review these materials carefully before casting your vote. We are asking that you vote on four proposals.

Who is entitled to vote?

Only holders of record of the Company’s Common Stock as of the close of business on March 8, 2018, are entitled to vote at the Annual Meeting. As of that date, the Company had outstanding and entitled to vote 461,144,522 shares of Common Stock. Each share of Common Stock is entitled to one vote per share. There is no provision for cumulative voting.

What am I being asked to vote on, and what are the recommendations of the Board?

At the Annual Meeting, stockholders will be asked to consider and act upon the following matters discussed in the attached proxy statement. Proxies delivered by record stockholders without voting instructions marked will be voted in accordance with the recommendations of the Board. Proxies will be voted in the best judgment of the proxy holders on any other matters that may properly come before the meeting.

Proposal		Board Recommendation
PROPOSAL 1	The election of director candidates named herein.	FOR
PROPOSAL 2	Ratification of the appointment of the firm PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for its 2018 fiscal year.	FOR
PROPOSAL 3	The approval on an advisory basis of executive compensation.	FOR

How do I vote?

On or about March 22, 2018, we mailed a notice to our stockholders who have not elected otherwise advising them that our materials for this meeting are available on the internet. Certain other stockholders who elected to receive paper copies have received these materials by U.S. mail. In either case, you may vote your shares:

●	In person: you may vote in person at the Annual Meeting;

●	By internet: log onto www.proxyvote.com and use the instructions on the proxy card or voting instruction form received from your broker or bank;

●	By telephone: dial 1.800.690.6903 and use the instructions on the proxy card or voting instruction form received from your broker or bank (if available); or

●	By mail: by completing and returning the enclosed proxy card or voting instruction form in the postage-paid envelope provided, (for those receiving paper copies only).

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What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with Cabot’s registrar and transfer agent, Equiniti Trust Company, you are a stockholder of record with respect to these shares. If, as is more typical, your shares are held in a brokerage account or by your bank, broker or other third party, you are the beneficial owner of these shares. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

What if I hold my shares through a broker and do not give voting instructions to my broker?

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. However, the New York Stock Exchange (the “NYSE”) precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Under NYSE rules, at our Annual Meeting brokers will have discretion to vote only on Proposal 2 (ratification of appointment of auditor). Brokers cannot vote on any of the other proposals to be presented at our Annual Meeting without instructions from the beneficial owners. If you do not instruct your broker how to vote on each of the other proposals, your broker will not vote for you. Your shares will be considered “broker non-votes.”

What constitutes a quorum of shareholders?

We must have a quorum to conduct the meeting. A quorum is the presence at the Annual Meeting in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast as of the record date. Because there were 461,144,522 shares of Common Stock outstanding on March 8, 2018, the record date, the quorum for the Annual Meeting requires the presence at the meeting in person or by proxy of stockholders entitled to vote at least 230,572,262 shares. Broker non-votes, abstentions and withhold-authority votes COUNT for purposes of determining a quorum.

What are my voting options and what is the voting requirement for each of the proposals?

For each matter to be presented at the Annual Meeting, you may choose to vote “for,” “against” or “abstain.”

Proposal No. 1 – Election of Directors: You will be allowed to vote “for,” “against” or “abstain” on each director nominee. Any nominee who receives a greater number of votes cast “for” his or her election than votes cast “against” his or her election will be elected to the Board. Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes will have no effect on the election of directors.

Proposal No. 2 – Ratification of Independent Registered Public Accounting Firm: The affirmative vote of holders of a majority of the shares properly represented at the meeting, either in person or by proxy, on Proposal No. 2 is required to ratify the appointment of PwC as our independent registered public accounting firm. Therefore, abstentions will have the same effect as a vote “against.” Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm. Therefore, we do not expect any broker non-votes on this proposal.

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Proposal No. 3 – An Advisory Vote to Approve Our Executive Compensation: Because Proposal No. 3 is an advisory vote, there is no minimum vote that constitutes approval of this proposal. We will consider this proposal approved if a majority of the votes properly cast are “for” this proposal. Therefore, abstentions will have the same effect as a vote “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

How will my shares be voted on other matters raised at the meeting?

We do not know of any matters to be presented at the Annual Meeting other than those listed above. However, if any other matters properly come before the Annual Meeting, the persons named on your proxy card or voting instruction form from your broker will vote in accordance with their best judgment. The persons named on the Company’s form of proxy are members of Cabot’s management.

What can I do if I change my mind after I vote my shares?

Stockholders attending the Annual Meeting may vote their shares in person even though they have already executed a proxy. Properly executed proxies not revoked will be voted in accordance with the specifications thereon at the Annual Meeting and at any adjournment or postponement thereof. You may revoke your proxy at any time prior to the Annual Meeting by a written communication to the Corporate Secretary of the Company, or by a duly executed proxy bearing a later date.

When will Cabot announce the voting results?

We will announce the preliminary voting results at the Annual Meeting of Stockholders. We will report the final results in a Current Report on Form 8-K filed with the SEC within a few days of the meeting.

How are proxies solicited, and what is the cost?

The cost of soliciting proxies in the enclosed form will be borne by the Company. In addition to solicitation by mail, officers, employees or agents of the Company may solicit proxies personally. The Company may request banks and brokers or other similar agents or fiduciaries to transmit the proxy material to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing. Okapi Partners LLC has been retained to assist the Company in the solicitation of proxies at a fee estimated not to exceed $7,000, plus expenses.

What is householding?

As permitted by the SEC rules, only one copy of this Proxy Statement is being delivered to stockholders residing at the same address, unless the stockholders have notified Cabot of their desires to receive multiple copies of the Proxy Statement. This is known as “householding.” Upon oral or written request, we will promptly deliver a separate copy of the Proxy Statement to any stockholder residing at an address to which only one copy was mailed. You may direct requests for additional copies for the current year or future years to our Corporate Secretary or our Investor Relations team. Stockholders of record residing at the same address and currently receiving multiple copies of the Proxy Statement may contact our registrar and transfer agent, Equiniti Trust Company, to request a single copy be mailed in the future. Beneficial owners should contact their broker or bank.

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How can I communicate with Cabot’s Board of Directors or individual directors?

You can address communications to the “Board of Directors,“ a specified committee of the Board, an individual director (including the Lead Director) or the “Non-management Directors” in care of:

Corporate Secretary

Corporate Legal Department

840 Gessner Road, Suite 1400

Houston, Texas 77024

OR

(281) 589-4600

(281) 589-4808 (fax)

(Outside the U.S. or U.S. long distance-call collect)

OR

Deidre.Shearer@cabotog.com (email)

All communications received as described above will be relayed to the appropriate directors.

How do I submit a stockholder proposal for action at the 2019 Annual Meeting of Stockholders?

You may send any stockholder proposal intended for inclusion in the proxy statement for the 2019 Annual Meeting of Stockholders of the Company and otherwise eligible, to: Corporate Secretary, Cabot Oil & Gas Corporation, 840 Gessner Road, Suite 1400, Houston, Texas 77024. A notice of stockholder proposal to be presented at the 2019 Annual Meeting of Stockholders must be received by November 21, 2018.

How do I nominate a director or present other items for action at the 2019 Annual Meeting of Stockholders?

The bylaws of the Company require timely advance written notice of stockholder nominations of director candidates (other than proxy access nominations, which are discussed below) and of any other business to be presented by a stockholder at an annual meeting of stockholders. To be timely, the bylaws require advance written notice be delivered to the Company’s Secretary at the principal executive offices of the Company not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary of the preceding year’s annual meeting (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date). The deadline for submission for the 2019 Annual Meeting of Stockholders is currently February 2, 2019. To be valid, a notice must set forth certain information specified in the bylaws. You also must attend the meeting and present the nomination or other item of business.

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How do I nominate a director for inclusion in the Company’s proxy statement for the 2019 Annual Meeting of Stockholders?

The bylaws of the Company currently permit any stockholder or group of not more than 20 stockholders that have continuously held at least 3% of our outstanding Common Stock for at least three years to nominate candidates for up to 20% of the available Board seats and have such candidates included in the proxy statement for the 2019 Annual Meeting of Stockholders of the Company. To be timely, the bylaws require advance written notice to be delivered to the Company’s Secretary at the principal executive offices of the Company not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the anniversary of the date on which the Company first mailed proxy materials for the preceding year’s annual meeting. The deadline for submission for the 2019 Annual Meeting of Stockholders is currently November 21, 2018. To be valid, a notice must set forth certain information specified in the bylaws and the stockholder or group of stockholders providing such a notice must comply with the eligibility and other requirements specified in the bylaws.

By Order of the Board of Directors,

Deidre L. Shearer

Vice President and Corporate Secretary

March 22, 2018

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APPENDIX A

Discretionary Cash Flow and Free Cash Flow Calculation and Reconciliation

Discretionary Cash Flow is defined as net cash provided by operating activities excluding changes in assets and liabilities. Discretionary Cash Flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary Cash Flow is presented based on our belief that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies that use the full cost method of accounting for oil and gas producing activities or have different financing and capital structures or tax rates. Discretionary Cash Flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income.

Free Cash Flow is defined as Discretionary Cash Flow (defined above) less capital expenditures and investment in equity method investments. Free Cash Flow is an indicator of a company’s ability to generate cash flow after spending the money required to maintain or expand its asset base. Free Cash Flow is presented based on our belief that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies. Free Cash Flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income.

	Twelve Months Ended December 31,
(In thousands)	2017	2016
Net cash provided by operating activities	$898,160	$397,441
Changes in assets and liabilities	77,942	63,262
Discretionary cash flow	976,102	460,703
Capital expenditures	(764,558)	(375,153)
Investment in equity method investments	(57,039)	(28,484)
Free cash flow	$154,505	$57,066

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THREE MEMORIAL CITY PLAZA

840 Gessner Road, Suite 1400

Houston, Texas 77024

(281) 589-4600

www.cabotog.com

ATTN: CORPORATE SECRETARY 840 GESSNER RD., SUITE 1400 HOUSTON, TX 77024

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR ALL the following:
			☐	☐	☐
1.	Election of Directors

Nominees

01	Dorothy M. Ables	02 Rhys J. Best	03 Robert S. Boswell			04 Amanda M. Brock 05 Dan O. Dinges
06	Robert Kelley	07 W. Matt Ralls	08 Marcus A. Watts

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain

2.	To ratify the appointment of the firm PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for its 2018 fiscal year.							☐	☐	☐

3.	To approve, by non-binding advisory vote, the compensation of our named executive officers.							☐	☐	☐

NOTE: Note: To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

CABOT OIL & GAS CORPORATION Annual Meeting of Stockholders May 2, 2018 8:00 AM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Scott C. Schroeder and Deidre L. Shearer, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CABOT OIL & GAS CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 08:00 AM, CDT on May 2, 2018, at 840 Gessner Road, Suite 1400 Houston, TX 77024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

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